                                                                  Exhibit 3.146

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT
                                       OF
                          3100 GLENDALE JOINT VENTURE
                             an Ohio joint venture
                     Dated as of the 31st day of July, 1996


     THE INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

     IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

                               TABLE OF CONTENTS

                                                                        Page No.

                                   ARTICLE 1

                               GENERAL PROVISIONS

1.1       Formation                                                          [2]
1.2       Name of Venture                                                    [2]
1.3       Compliance                                                         [2]
1.4       Purposes of Venture                                                [2]
1.5       Interests in the Venture                                           [3]
1.6       Other Qualifications                                               [3]
1.7       Term of Venture                                                    [3]
1.8       Title to Venture Property                                          [3]
1.9       Definitions                                                        [3]
1.10      Authorized Acts                                                   [11]
1.11      Authorized Representatives                                        [12]

                                   ARTICLE 2

                             CAPITAL CONTRIBUTIONS
                          AND ADDITIONAL CONTRIBUTIONS

2.1       Capital Contributions                                             [12]
2.2       Third Party Loans and Additional Capital Contributions and
           Capital Calls                                                    [13]
2.3       Venturer Loans                                                    [14]

                                   ARTICLE 3

                             INCOME TAX ALLOCATIONS

3.1       Establishment and Maintenance of Capital Accounts; Venture
           Status                                                           [15]
3.2       Profit and Loss Allocations                                       [15]
3.3       Allocations of Gain or Loss on Disposition                        [16]
3.4       Minimum Gain Chargeback and Qualified Income Offset               [17]
3.5       Other Tax Allocation Provisions                                   [17]
3.6       Intent of Allocations                                             [20]
3.7       Basis Elections                                                   [20]
3.8       General Allocation Rules                                          [20]
3.9       Sharing of Venture Nonrecourse Debt                               [20]
3.10      Adjustment of Gross Asset Value                                   [21]

                                   ARTICLE 4

                           INVESTMENT LOAN REPAYMENTS
                               AND DISTRIBUTIONS

4.1       Net Available Cash ............................................. [22]
4.2       Proceeds and Distributions in Liquidation ...................... [22]
4.3       General Distribution Rules ..................................... [22]
4.4       Source of Distributions ........................................ [23]

                                   ARTICLE 5

                MANAGEMENT; DUTIES AND POWERS OF THE VENTURERS;
                         RIGHTS AND DUTIES OF VENTURERS

5.1       Management of Business by Venturers; Execution Authority;
          Venturer Obligations; Reimbursements; Major Decisions; Retained
          Approvals ...................................................... [23]
5.2       Affiliate Transactions ......................................... [29]
5.3       Reporting Requirements; Financials; Meetings ................... [29]
5.4       Tax Matters Partner; Tax Returns ............................... [30]
5.5       Indemnification and Liability of Venturers and Venture
          Employees ...................................................... [30]
5.6       Opportunity to Defend .......................................... [31]
5.7       Limitation of Liability ........................................ [31]
5.8       No Priorities .................................................. [32]

                                   ARTICLE 6

                        BOOKS, RECORDS AND BANK ACCOUNTS

6.1       Books and Records; Accounting Method ........................... [32]
6.2       Bank Accounts .................................................. [32]

                                   ARTICLE 7

                         TRANSFERS OF VENTURE INTERESTS

7.1       Restrictions on Transfer ....................................... [32]
7.2       Take-Along Rights .............................................. [33]
7.3       Bankruptcy or Dissolution of Venturers ......................... [33]
7.4       Substitution of Venturer ....................................... [33]
7.5       Additional Transfer Restrictions ............................... [34]
7.6       Transfer Indemnification and Contribution Provisions ........... [35]
7.7       Basis for Restrictions and Section 7.9 Remedies ................ [35]
7.8       Representations, Warranties and Covenants ...................... [35]
7.9       Terminated Venturer ............................................ [36]

                                   ARTICLE 8

          TERM, DISSOLUTION AND TERMINATION ............................ [38]
8.1   Events of Dissolution ............................................ [38]
8.2   Limitation on Dissolution ........................................ [39]
8.3   Liquidation and Winding Up ....................................... [39]
8.4   Reconstitution After Bankruptcy or Dissolution of Venturers ...... [40]
8.5   Distribution Upon Dissolution and Capital Account Adjustments .... [40]
8.6   Compliance with Timing Requirements of Treasury Regulations ...... [40]

                                   ARTICLE 9

          MISCELLANEOUS ................................................ [41]
9.1   Other Interests .................................................. [41]
9.3   No Agency ........................................................ [42]
9.4   Governing Law .................................................... [42]
9.5   Notices .......................................................... [42]
9.6   Pronouns and Plurals ............................................. [43]
9.7   Waiver ........................................................... [43]
9.8   Severability ..................................................... [44]
9.9   Titles and Captions .............................................. [44]
9.10  Agreement in Counterparts ........................................ [44]
9.11  Binding Agreement ................................................ [44]
9.12  Further Assurances ............................................... [44]
9.13  Waiver of Partition .............................................. [44]
9.14  Entire Agreement ................................................. [44]
9.15  Amendments ....................................................... [45]
9.16  No Drafting Presumption .......................................... [45]
9.17  No Third Party Beneficiaries ..................................... [45]



Exhibit  A - Description of the Investment

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT
                                       OF
                          3100 GLENDALE JOINT VENTURE
                             AN OHIO JOINT VENTURE

     THIS AMENDED AND RESTATED JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of the 31st day of July, 1996, by and among AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("AGHOP"), as a joint venture general partner of the Venture, and AGH UPREIT LLC, a Delaware limited liability company ("AGHLLC"), as a joint venture general partner of the Venture (AGHOP and AGHLLC are collectively referred to as the "Venturers"), with reference to the following:

                                    RECITALS
                              --------------------

     A. Pursuant to those certain Assignment, Contribution, Withdrawal and Admission Agreements, dated as of even date herewith (each, an "Assignment Agreement") among AGHOP, AGHLLC and the parties thereto who are the Assignors thereunder (the "Assignors"), the Assignors withdrew as partners of the Venture, AGHOP and AGHLLC acquired (by contribution or assignment) all of the interests of the partners in the Venture (to the extent not already owned by them), AGHOP was admitted a joint venture general partner of the Venture, and AGHLLC was admitted as a joint venture general partner of the Venture.

     B. Prior to the Agreement Date, the Venture was doing business pursuant to the Project Entity Agreement (as defined in the Assignments), as the same was amended by the Assignment Agreements (as so amended, the "Original Agreement"). The Venturers desire to reconstitute the Venture and to continue the business of the Venture as an Ohio joint venture (i.e., a single purpose general partnership), with the Venturers mutually agreeing to join together as joint venturers (i.e., single-purpose general partnership partners) pursuant to the provisions of Chapter 1775 of the Ohio Revised Code, as amended from time to time (the "Act"), for the purposes set forth in Section 1.4 and 1.10, and on the terms and conditions set forth in this Agreement.

     C. Each of AGHLLC and AGHOP desires to confirm that it is a joint venture general partner of the Venture and a Venturer under this Agreement, and desires to amend and restate the Original Agreement in its entirety to read as provided below.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein (the receipt and sufficiency of which hereby are acknowledged by each party hereto), the parties hereto, intending to be legally bound, do hereby amend and restate the Original Agreement in its entirety to read as follows:

                                   ARTICLE 1

                               GENERAL PROVISIONS

     1.1 FORMATION. The Venturers hereby confirm the formation of the Venture as a joint venture (i.e. a single-purpose general partnership) pursuant to the Act, and hereby reconstitute the Venture and continue its business. This Agreement shall constitute the partnership agreement among the Venturers under the Act. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Section 1.9 hereof. The Venturers agree to take such other actions (a) as may from time to time be necessary or appropriate under the laws of the State of Ohio with respect to the formation, operation and continued good standing of the Venture as a joint venture (i.e., a single-purpose general partnership) and (b) as may be necessary to comply with
Section 1.3 and 1.6.

     1.2 NAME OF VENTURE. The name of the Venture shall continue to be "3100 Glendale Joint Venture," or such other name as may be reasonably Approved by the Venturers from time to time.

     1.3  COMPLIANCE.

          1.3.1 ASSUMED NAME CERTIFICATE. The Venturers confirm that the Venture's Certificate has been filed in the Office of the Secretary of State of Ohio. The Certificate shall be amended whenever, and within the time periods, required by the Act.

          1.3.2 PRINCIPAL OFFICE, RESIDENT AGENT AND REGISTERED OFFICE; FOREIGN REGISTRATION. The principal office of the Venture shall be located at 3860 West Northwest Highway, Suite 300, Dallas, Texas 75220, or at such other place or places as the Venturers may from time to time reasonably Approve. The Venture's office in Ohio shall be located at, and the name and address of the registered agent for service of process on the Venture in the State of Ohio shall be, CT Corporation System, 815 Superior Avenue N.E., Cleveland, Ohio 44114. Such principal office, Ohio office, and/or registered agent may be changed by either Venturer from time to time upon the reasonable Approval of the Venturers, so long as in accordance with the Act; concurrently with any such change, written notice thereof shall be given to each Venturer.

     1.4  PURPOSES OF VENTURE. The purposes of the Venture shall be:

          1.4.1 To own for investment purposes, and dispose of the hotel property (and related property) that is more particularly described on Exhibit A (the "Investment"), to enter into the Lease with the Lessee and to lease the Investment to the Lessee under the Lease, and to take all actions permitted to be taken by it as the Lessor under the Lease; and

                                      [2]

          1.4.2 To engage in any and all other lawful general business activities related to real estate investments and the hotel business that are incidental or reasonably related to the foregoing, including, without limitation, borrowing money from any source, whether secured or unsecured, contracting for necessary or desirable services of professionals and others. All of the foregoing shall be subject to the more specific terms and conditions, including required Approvals by the Venturers, set forth in this Agreement.

          1.4.3 The Venture shall be a single purpose entity and shall not engage in any activity that is not described in the foregoing purposes of the Venture. The Venture shall not merge, consolidate, dissolve, enter into Bankruptcy, or declare insolvency without the unanimous Approval of the Venturers.

     1.5  INTEREST IN THE VENTURE

          Unless the context otherwise clearly indicates, a Venturer's "interest" in the Venture shall mean and include its share of the capital of the Venture, its share of the Profits and Losses (including its share of Gain or Loss on Disposition) and other tax items of the Venture, its share of the distributions of the Venture, its Capital Account and its other rights and obligations, all as determined under this Agreement.

     1.6 OTHER QUALIFICATIONS. At Venture expense, the Venturers shall cause the Venture to be qualified to do business in each jurisdiction in which such qualification becomes necessary, on or before the date on which such qualification becomes necessary.

     1.7 TERM OF VENTURE. The term of the Venture commenced as of the date of filing the Certificate and shall continue until the Venture shall be dissolved, liquidated and terminated pursuant to the provisions of Article 8.

     1.8 TITLE TO VENTURE PROPERTY. Legal title to the Investment and other assets of the Venture shall be held in such manner as the Venturers shall Approve as being in the best interests of the Venture. It is expressly understood and agreed that the manner of holding title to Venture property is solely for the convenience of the Venture; accordingly, legal representatives, beneficiaries, distributees, officers, employees, partners, members, shareholders, successors or assigns of any Venturer shall have no right, title or interest in or to any such Venture property by reason of the manner in which title is held, but all such property shall be treated as Venture property subject to the terms of this Agreement.

     1.9  DEFINITIONS.

          As used in this Agreement, the following terms shall have the following meanings:

          1.9.1     "Act" is defined in Recital B hereto.

                                      [3]

               1.9.2 "Adjusted Capital Account Deficit" shall mean with respect to any Venturer, the deficit balance, if any, in such Venturer's Capital Account as of the end of the relevant tax year, after giving effect to the following adjustments:

                         1.9.2.1   Credit to such Capital Account any amounts
which such Venturer is obligated to restore or is deemed to be obligated to restore to the Venture pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                         1.9.2.2   Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

               1.9.3 "Affiliate," with respect to any Person, shall mean any Person which (directly or indirectly) Controls or is Controlled or is under common Control with such Person or such Person's Affiliates. For the purposes of this Agreement, the term "Control," or any derivative thereof (including "Controlled by" or "Controlling"), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, or by contract.

               1.9.4     "AGHC" is defined in Section 5.1.1.

               1.9.5     "AGHC Prospectus" is defined in Section 5.1.1.

               1.9.6     "AGHLLC" is defined in the Heading to this Agreement.

               1.9.7     "AGHOP" is defined in the Heading to this Agreement.

               1.9.8 "Agreement" shall mean and refer to this Amended and Restated Joint Venture Agreement and all Exhibits referred to herein and attached hereto, each of which is hereby made a part hereof, as amended and in effect from time to time.

               1.9.9 "Agreement Date" shall mean the date first written above as of which this Agreement is effective.

               1.9.10 "Approval" (and any variation thereof) of a Venturer shall mean the prior written consent or approval of the Venturer, which may be granted or withheld in its sole discretion unless otherwise expressly provided to the contrary in this Agreement. Such Approval shall be valid for a Venturer who is not a natural person only if given by an Authorized Representative of such Venturer. Use of the term "reasonable" or


                                      [4]

"reasonably" in connection with the term "Approval" or any variation thereof or with the term "satisfactory" means that such Approval shall not be withheld or delayed unreasonably. Unless either of such terms is used in connection with the term "Approval" (or any variation thereof), such Approval may be granted or withheld in a Venturer's sole discretion. Except as provided in Section 5.1.6.1, the Approval of a Venturer shall not be required from and after the date on which such Venturer has ceased to have Approval rights under Section
7.9 of this Agreement.

               1.9.11    "Approved by the Venturers" is defined in Section 1.11.

               1.9.12    "Assignment Agreement" is defined in Recital A hereto.

               1.9.13    "Assignors" is defined in Recital A hereto.

               1.9.14    "Authorized Representatives" is defined in Section
1.11 hereof.

               1.9.15 "Bankrupt" shall mean, with respect to any Venturer, if:

                    1.9.15.1 such Venturer, or a Person that Controls such Venturer (the "Controlling Person"), shall (i) apply for or consent to the appointment or, of the taking of possession by, a receiver, custodian, trustee, administrator, liquidator or the like of itself or of all or of a substantial portion of its assets, (ii) admit in writing its inability, or be generally unable or deemed unable under any applicable law, to pay its debts as such debts become due, (iii) convene a meeting of creditors for the purpose of consummating an out-of-court arrangement, or entering into a composition, extension or similar arrangement, with creditors in respect of all or a substantial portion of its debts, (iv) make a general assignment for the benefit of its creditors, (v) place itself or allow itself to be placed, voluntarily or involuntarily, under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (vi) take any action for the purpose of effecting any of the foregoing; or

                    1.9.15.2 a proceeding or case shall be commenced in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debts, of such Venturer or a Controlling Person with respect thereto, (ii) the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Venturer or of a Controlling Person with respect thereto or of all or a substantial portion of such Venturer's or such Controlling Person's assets, or
(iii) similar relief in respect of such Venturer or such Controlling Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, without the consent of the other Venturers and such proceeding or case shall continue undismissed for a period of ninety (90) days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days, or an order for relief or other legal instrument of similar effect against such Venturer or such Controlling Person shall be entered in an involuntary case under such law and shall continue for a period of sixty (60) days.

                                      [5]

          1.9.16 "Bankruptcy" shall mean any condition described in the definition of "Bankrupt" which renders a Venturer a Bankrupt.

          1.9.17    "BFLLP" is defined in Section 7.8.5.

          1.9.18    "Buy-Out Price" is defined in Section 7.9.

          1.9.19 "Capital Account" shall mean, with respect to any Venturer, the Capital Account maintained for such Venturer in accordance with the provisions of Section 3.1.

          1.9.20 "Capital Contribution" or "Capital Contributions" shall mean the amount of cash and the net fair market value (as reasonably Approved by the Venturers) of any property contributed to the capital of the Venture by the Venturers pursuant to this Agreement. The term "Capital Contributions" with respect to a Venturer shall include (i) the contributions of such Venturer made pursuant to Sections 2.1 and 2.2 and (ii) such Venturer's payments made to third party creditors of the Venture after the Agreement Date with respect to Venture obligations unless and until reimbursed by the Venture, but only to the extent reimbursable to such Venturer under this Agreement.

          1.9.21 "Certificate" shall mean the assumed or fictitious name certificate, doing business certificate, and/or certificate of partnership or joint venture or the like, as appropriate under the Act, of the Venture, as filed with the appropriate recording officials in Ohio and amended from time to time.

          1.9.22 "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time (or any corresponding provision of succeeding law).

          1.9.23 "Control" or "Controlled by" or "Controlling" is defined in the definition of "Affiliate."

          1.9.24 "Controlling Person" is defined in the definition of the term "Bankrupt."

          1.9.25    "Defaulting Venturer" shall have the meaning set forth in
Section 2.2.1.

          1.9.26 "Disposition" is defined in the definition of "Gain or Loss on Disposition."

          1.9.27    "Electing Venturer(s)" is defined in Section 7.9.

          1.9.28 "Emergency" shall mean an event which reasonably requires immediate action involving the expenditure of funds or other action in order to avert or mitigate significant damage to Persons or property in connection with the Venture, the

                                      [6]

Investment or any other assets of the Venture if it is not possible for a Venturer after reasonable efforts to reach or obtain the Approval of the other Venturer whose Approval to take such action otherwise would be required.

          1.9.29 "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, joint-stock company, cooperative, association or other firm or any governmental or political subdivision or agency, department or instrumentality thereof.

          1.9.30 "Erisa" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          1.9.31 "Force Majeure" shall mean any act of God (including weather disturbance, earthquake, fire, mechanical failure of equipment, disease and the like), labor strike or work stoppage or slowdown, sabotage, war, riot, or any other act of any third party that reasonably prevents an action from being taken through no fault of the party who is required to take such action.

          1.9.32    "Funding Notice" is defined in Section 2.1.2.

          1.9.33 "Funding Proportion" shall mean the following percentage for each Venturer:

          AGHOP     99%
          AGHLLC     1%

          1.9.34 "Gain" or "Loss" on "Disposition" shall mean the gain or loss (as the case may be) of the Venture for federal income tax purposes, arising from a sale, exchange or other taxable disposition (including casualty or condemnation) of all or a portion of the Investment or other capital asset of the Venture. Gain or loss resulting from any disposition of property for which there is a difference between Gross Asset Value and adjusted tax basis (as computed for tax as opposed to book purposes) shall be computed by reference to the Gross Asset Value (as reasonably Approved by the Venturers) of the property disposed of (as adjusted for book purposes from time to time).

          1.9.35 "Gross Asset Value" shall mean, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, adjusted as provided in Section 3.10.

          1.9.36 "Including" or "including" shall mean "including, without limitation."

          1.9.37 "Independent Tax Counsel" shall mean a nationally recognized tax counsel reasonably Approved by the Venturers that is capable of advising the Venture with respect to specified tax matters.


                                      [7]

          1.9.38    "Interest" or "interest" is defined in Section 1.5.

          1.9.39    "Investment" is defined in Section 1.4.1.

          1.9.40 "Lease" means that certain Lease Agreement among the Venture and AGH Leasing, L.P., dated as of even date herewith, or any successor lease agreement with any Lessee other than AGH Leasing, L.P., pursuant to which the Investment is leased to such Lessee, as amended and in effect from time to time.

          1.9.41 "Lessee" shall mean AGH Leasing, L.P., a Delaware limited partnership, for so long as the Investment is leased to it by the Venture, or any other Person to whom the Investment is leased by the Venture from time to time pursuant to this Agreement.

          1.9.42    "Liabilities" is defined in Section 5.5.3.

          1.9.43    "Liquidator" is defined in Section 8.3.

          1.9.44    "Major Decisions" is defined in Section 5.1.5.

          1.9.45    "Major Defaults" is defined in Section 5.5.3.

          1.9.46 "Net Available Cash," with respect to any period, shall mean (i) the sum of all cash receipts of the Venture during such period from all sources (including Capital Contributions, cash on hand at the beginning of such period to the extent not held in reserves, rents received under the Lease, proceeds from the sale or other disposition of the Investment or any other asset of the Venture, proceeds from borrowings, and any funds released during such period from cash reserves previously established), minus (ii) the Operating Costs for such period.

          1.9.47    "Non-Defaulting Venturer" is defined in Section 2.2.1.

          1.9.48    "Nonrecourse Deductions" is defined in Section 3.5.6.

          1.9.49    "Nonrecourse Liability" is defined in Section 3.5.6.

          1.9.50 "Operating Costs" for a period shall mean the sum of (i) all cash expenditures of the Venture made during such period for costs and expenses including payments of interest and principal or other monetary obligations due under any loan made to the Venture; capital improvements to the Investment; accounting, legal and auditing fees; taxes paid by the Venture; public or private utility charges; sales, use, payroll taxes and withholding taxes related thereto; and all other operating costs, expenses and other capital expenditures actually paid during such period with respect to the Venture's business or reimbursed to Venturers, plus (ii) such reserves established from time to time during such period upon the reasonable Approval of the Venturers.

                                      [8]

                    1.9.51 "Original Agreement" is defined in Recital B hereto.
                    1.9.52    "Person" shall mean any individual or Entity.

                    1.9.53 "Prime Rate" shall mean the so-called "Reference Rate" announced by Citibank, N.A., in New York, New York, from time to time.

                    1.9.54 "Profit" or "Loss" shall mean, for each Venture Accounting Year, an amount equal to the Venture's net taxable income or loss for such Accounting Year (including any items of income, gain or deduction taken into account in computing the Venture's Gain or Loss on Disposition for such Accounting Year), determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing such taxable income or loss), with the following adjustments:

                              1.9.54.1  Any income of the Venture that is
exempt from federal income tax and is not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

                              1.9.54.2  In the event the agreed fair market
value of any Venture asset is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) or other pertinent sections of such Regulations, the amount of such adjustment shall be taken into account as Gain or Loss on Disposition of such asset for purposes of computing Profit or Loss; and in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery deduction computed with reference to the value of Venture property reasonably Approved by the Venturers (if different from its adjusted tax basis) pursuant to Regulations
Section 1.704-1(b)(2)(iv)(g) for such Venture Accounting Year; and

                              1.9.54.3  Notwithstanding any other provisions,
any items which are specially allocated pursuant to Sections 3.4, 3.5 and
3.6 shall not be taken into account in computing Profit and Loss.

                    1.9.55    "Purchase Notice" is defined in Section 7.9.1.

                    1.9.56 "Regulations" shall mean the final or temporary regulations promulgated from time to time under the Code or, if no final or temporary regulations with respect to a tax issue then are in effect, proposed regulations then in effect if reasonably Approved by the Venturers, and administrative and judicial interpretations thereof.

                    1.9.57 "Residual Percentage" of a Venturer as of any relevant time shall mean the following percentage for each Venturer:

                    AGHOP          99%

                                      [9]

     AGHLLC      1%

     1.9.58 "Revalued Property" is defined in Section 3.5.3.2.

     1.9.59 "Shortfall Disbursement" is defined in Section 2.2.1.

     1.9.60 "Tax Matters Partner" is defined in Section 5.4 (which references the Code).

     1.9.61 "Tax Termination" is defined in Section 7.5.1.3.

     1.9.62 "Terminated Partner" shall mean (i) any Venturer that becomes Bankrupt, (ii) any Venturer which has been dissolved (and which has not been reconstituted within sixty (60) days thereafter) or (iii) any Venturer which has committed a Major Default.

     1.9.63 "Termination Date" Shall mean the date upon which a Venturer became a Terminated Venturer.

     1.9.64 "Transfer" shall mean (i) the issuance, transfer, sale, gift, grant, conveyance, assignment, or redemption of any equity ownership interest (whether stock, membership interest, partnership interest or otherwise) in the Venture; and (ii) the execution and delivery by the Venture or any Person holding a direct (or indirect through tiered Entities) interest in the Venture of a contract of sale, option or other agreement providing for any of the foregoing.

     1.9.65 "Transfer Restriction Termination Date" is defined in Section
5.1.6.1.

     1.9.66 "Unrepaid Capital" with respect to each Venturer shall mean the Capital Contributions made from time to time to the Venture by such Venturer, reduced by any distributions previously made to such Venturer pursuant to
Section 4.1.1.

     1.9.67 "Venture" shall mean the joint venture formed under the Act and operated pursuant to this Agreement.

     1.9.68 "Venture Accounting Year" shall mean and refer to the accounting year of the Venture ending December 31 of each calendar year or such shorter fiscal period during such year for which a relevant determination is being made under this Agreement.

     1.9.69 "Venture Minimum Gain" is defined in Section 3.5.6 hereof.

     1.9.70 "Venturer Assignee" is defined in Section 7.4.

                                      [10]

          1.9.71 "Venturer Nonrecourse Debt" is defined in Section 3.5.6 hereof.

          1.9.72 "Venturer Nonrecourse Debt Minimum Gain" is defined in Section
     3.5.6 hereof.

          1.9.73 "Venturer Nonrecourse Deductions" is defined in Section 3.5.6 hereof.

          1.9.74 "Venturer(s)" shall mean AGHLLC and AGHOP (each a "Venturer"), in their respective capacities as Venturers, and any of their successors in their respective capacities as Venturers admitted to the Venture as Venturers hereunder, and any other Person admitted as a Venturer under this Agreement, for so long as any such Person is a Venturer under the terms of this Agreement.

     1.10 AUTHORIZED ACTS. In furtherance of its purposes, but subject to all the other provisions of this Agreement including required Approvals of the Venturers under Article 5, the Venture, the Venturers and the Venture's employees appointed on its behalf under Section 5.5 are hereby authorized:

          1.10.1 To pursue any rights of the Venture with respect to the Investment pursuant to any agreement to which it is a party and to own Investment and to own and operate any other asset acquired by the Venture pursuant to the provisions of this Agreement;

          1.10.2 To own the Investment for investment purposes and to finance, sell, convey, assign, transfer or mortgage the Investment, as well as any other property necessary, convenient or incidental to the accomplishment of the purposes of the Venture, all on terms as shall be Approved by the Venturers;

          1.10.3 To borrow money (whether secured or unsecured), and issue evidences of indebtedness in furtherance of any or all of the purposes of the Venture, and to secure the same by mortgage, deed of trust, pledge or other lien on any assets of the Venture, including the Investment;

          1.10.4 To borrow money on the general credit of the Venture for use in the Venture business;

          1.10.5 To enter into, perform and carry out contracts of any kind, including the Lease with the Lessee and contracts with Affiliates of any of the Venturers or other Persons, necessary to, in connection with or incidental to the Venturers or other Persons, necessary to, in connection with or incidental to the accomplishment of the purposes of the Venture, including contracts to obtain services and supplies with respect to the Investment and/or the Venture;

          1.10.6 To issue Funding Notices calling for additional Capital Contributions in accordance with the provisions of this Agreement;

                                      [11]

               1.10.7 To enter into any kind of lawful activity and to perform and carry out contracts of any kind necessary to or in connection with or incidental to the accomplishment of the purposes of the Venture, so long as said activities and contracts may lawfully be carried on or performed by a foreign limited liability company under the laws of the state in which the Venture is qualified to do business; and

               1.10.8 To enter into and to perform the Venture's obligations under any agreement to which it becomes a party, as Approved by the Venturers.

          1.11 AUTHORIZED REPRESENTATIVES. The "Authorized Representatives" of a Venturer that is not a natural person shall be those representatives designated by notice to all other Venturers by such Venturer from time to time to represent such Venturer in connection with the Venture, unless and until replaced or removed by notice from such Venturer to all Venturers. The written statements and representations of an Authorized Representative for a Venturer that is not a natural Person shall be the only authorized statements and representations of such Venturer with respect to the matters covered by this Agreement. The written statement or representation of any one Authorized Representative of such Venturer shall be sufficient to bind such Venturer with respect to all matters pertaining to the Venture. The term "Approved by" or "Consented to by" or "Consent of" or "satisfactory to" with respect to a Venturer that is not a natural Person means a decision or action which has been consented to in writing by any Authorized Representative of such Venturers. In order for a decision or action to be "Approved by the Venturers" (or any variation thereof), the decision or action must be Approved by at least one Authorized Representative of each Venturer who then continues to have Approval rights with respect to such action or decision under this Agreement.

                                   ARTICLE 2

                             CAPITAL CONTRIBUTIONS
                          AND ADDITIONAL CONTRIBUTIONS

          2.1  CAPITAL CONTRIBUTIONS.

               2.1.1 INITIAL CAPITAL CONTRIBUTIONS. Concurrently with execution and delivery of this Agreement, the Venturers shall be deemed to have contributed to the capital of the Venture and the capital contributed to the Venture by their predecessors in interest in the Venture, to the extent remaining undistributed as of the Agreement Date.

               2.1.2 ADDITIONAL CAPITAL CONTRIBUTIONS. If notice is given to all Venturers by either Venturer (unless it is then a Terminated Venturer under Section 7.9 of this Agreement) stating that the Venture requires additional Capital Contributions, and such notice is made on a form that has been Approved by the Venturers for such purpose (a "Funding Notice"), the Venturers shall contribute to the capital of the Venture in cash the amounts required under
Section 2.2.1 (such amounts to be specified in such Funding Notice) on or before the Due Date therefor under Section 2.2.1, provided, however, that no Funding

                                      [12]

Notice may be issued by either Venturer unless the issuance of such notice has been Approved by the Venturers or otherwise is permitted to be issued without Approval of the Venturers under this Agreement, and provided, further, that no Venturer shall be required to issue a Funding Notice under any circumstances without such Venturer's Approval.

          2.2 THIRD PARTY LOANS AND ADDITIONAL CAPITAL CONTRIBUTIONS AND CAPITAL CALLS.

               2.2.1 If a Funding Notice is properly given by either Venturer pursuant to Section 2.1.2, each Venturer shall have the obligation to contribute additional cash to the capital of the Venture, in an amount equal to the product of (a) the aggregate amount of required funds that is set forth in such Funding Notice ("Shortfall Disbursement") multiplied by (b) such Venturer's Funding Proportion, which amount shall be used to satisfy the items described in such Funding Notice. Such Capital Contributions shall be made by the Venturers pro rata in proportion to their respective Funding Proportions. The Funding Notice shall specify the amount of each Venturer's share, as so determined, of any Shortfall Disbursement required under this Section 2.2.1. Each Venturer shall contribute its share of any Shortfall Disbursement within five (5) days after the later to occur of (i) the date on which the Funding Notice has been received (or is deemed to have been received under Section 9.5) or (ii) the required funding date that is set forth in the Funding Notice (the expiration of such five-day period is referred to as the "Due Date"). There shall be a cure period of five (5) days after the Due Date for each Venturer to contribute its share of such Shortfall Disbursement, as provided in Section 2.2.2.

               2.2.2 If any Venturer fails to contribute the full amount of its Capital Contributions required to be made pursuant to Section 2.1.2 and
Section 2.2.1 within five (5) days after the Due Date thereunder ("Defaulting Venturer"), then, as the exclusive remedies of the Venture and the other Venturer (the "Non-Defaulting Venturer"), the Non-Defaulting Venturer shall have the following remedies, exercisable by notice from the Non-Defaulting Venturer to the Defaulting Venturer: (i) to cause the Venture to sue the Defaulting Venturer for actual (and not consequential) damages that shall be limited to the portion of the Defaulting Venturer's share of the Shortfall Disbursement that was not received timely, plus interest at the Prime Rate and the costs of collection, and (ii) either: (a) to elect to lend (or to cause the Non-Defaulting Venturer's Affiliates to lend), to the Defaulting Venturer or to the Venture, as Approved by the Non-Defaulting Venturer, the amount of such Capital Contribution that was not made timely by the Defaulting Venturer, or (b) to elect to contribute the amount of such Capital Contribution that was not made timely by the Defaulting Venturer, in which case the amount so contributed shall be treated as Capital Contributions of the Non-Defaulting Venturer for all purposes. Upon the failure of the Non-Defaulting Venturer to elect which of the remedies specified in clause (a) or (b) of this Section 2.2.2 has been selected, by written notice to the Venture and the Defaulting Venturer given within thirty
(30) days after funding the share of the Capital Contribution not made by the Defaulting Venturer, the remedy described in such clause (b) shall be deemed to have been selected. The remedies described in clauses (i) and (ii) of this
Section 2.2.2 shall be cumulative, and all or any of them may be elected and apply simultaneously, except that the

                                      [13]
remedies described in clauses (a) and (b) of this Section 2.2.2 shall be mutually exclusive with respect to each Funding Notice.


            2.2.2.1 If the Non-Defaulting Venturer chooses to lend (or to cause its Affiliates to lend) the amount of the Capital Contribution not made by the Defaulting Venturer, the loan shall be a recourse loan to the Venture or to the Defaulting Venturer, as the case may be, and shall bear interest, compounded monthly, at the rate equal to the lesser of (i) the Prime Rate or (ii) the maximum interest rate permitted by law, from the date such loan is made until the date of repayment. Such loan shall be deemed to have been made to the Defaulting Venturer (and not to the Venture) only if the Non-Defaulting Venturer (or the Non-Defaulting Venturer's Affiliate) has paid such amount directly to the Venture and specifies, by notice to the Venturers given within five (5) days after such funding, that the loan is being made to the Defaulting Venturer, in which case said amount shall be deemed to have been contributed to the Venture by the Defaulting Venturer for all purposes. Repayment of any such loan to the Defaulting Venturer shall be effected by the Venturers causing the Venture to pay directly to the Non-Defaulting Venturer all distributions otherwise payable to the Defaulting Venturer under this Agreement as and when payable, instead of making such distributions to the Defaulting Venturer (with such distributions being deemed for all purposes to have been made to the Defaulting Venturer and then paid by the Defaulting Venturer to the Non-Defaulting Venturer or its Affiliates, as the case may be). Repayment of any such loan to the Venture shall be made as provided in Section 4.1 and Section 4.2.2. Any payments made with respect to loans described in this Section 2.2.2.1 shall first be deemed to pay accrued but unpaid interest, and then be deemed to repay principal.

         2.2.3 Except as otherwise specifically set forth in this Agreement, no Venturer shall have the right (i) to withdraw such Venturer's Capital Contribution or to demand or receive the return of a Capital Contribution or to make any claim to any portion of Venture capital or (ii) to demand or receive property other than cash in return for a Capital Contribution or to receive any cash in return for a Capital Contribution.

         2.2.4 Except as expressly provided in this Agreement, no Venturer shall have personal liability to make any Capital Contribution.


         2.2.5 A deficit Capital Account of a Venturer (or of a partner or member of a Venturer) shall not be deemed to be a liability of such Venturer (or of such partner or member) or an asset or property of the Venture (or any Venturer). Furthermore, no Venturer shall have any obligation to the Venture or any other Venturer for any deficit balance in such Venturer's Capital Account, except as expressly required by law.

     2.3 VENTURER LOANS. The Venturers may lend money to the Venture for any Venture purposes on terms that are Approved by the Venturers from time to time.


                                      [14]

                                   ARTICLE 3

                             INCOME TAX ALLOCATIONS

     3.1 Establishment and Maintenance of Capital Accounts; Venture Status. The Venturers shall establish and cause the Venture to maintain a single Capital Account for each Venturer which reflects such Venturer's Capital Contributions to the Venture. Each Venturer's Capital Account shall also reflect the allocations and distributions made to such Venturer pursuant to Articles 3 and 4 and otherwise be adjusted in accordance with Code Section 704 and the principles set forth in Regulations Sections 1.704-1(b) and 1.704-2. In applying such principles, any expenditures of the Venture described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) shall be allocated among the Venturers in proportion to their respective Funding Proportions. The Venturers intend that the Venture be treated as a partnership for tax purposes.

     3.2 Profit and Loss Allocations. For purposes of determining Capital Account balances under this Section 3.2, Profit and Loss with respect to any Venture Accounting Year shall be allocated prior to reducing Capital Accounts by any distributions with respect to such Venture Accounting Year.

          3.2.1 Loss Allocations. For each Venture Accounting Year from the Agreement Date until the termination of the Venture, Loss from Venture operations shall be allocated among the Venturers in the following order of priority:

               3.2.1.2 First, among the Venturers as necessary to cause the portion of each Venturer's Capital Account balance exceeding such Venturer's Unrepaid Capital, if any, to be in proportion to the Venturer's respective Residual Percentages;

               3.2.1.3 Third, as necessary to cause each Venturer's Capital Account balance, determined after adjusting the Venturers' Capital Accounts for the allocations made pursuant to Sections 3.2.1.1 and 3.2.1.2 for the Venture Accounting Year to equal zero; and

               3.2.1.4 Fourth, after giving effect to the allocations made pursuant to Sections 3.3.1.1, 3.3.1.2 and 3.3.1.3, among the Venturers in proportion to their respective Residual Percentages.

          3.2.2 Profit Allocations. For each Venture Accounting Year, Profit from Venture operations shall be allocated in the following order of priority:



                                      [15]

               3.2.2.1 First, among the Venturers as necessary to cause the Capital Account balance of each Venturer to equal such Venturer's Unrepaid Capital;

               3.2.2.2 Second, after giving effect to the allocations made pursuant to Section 3.2.2.1, among the Venturers as necessary to cause the portion of each Venturer's Capital Account balance exceeding such Venturer's Unrepaid Capital to be in proportion to the Venturer's respective Residual Percentages; and

               3.2.2.3 Third, among the Venturers in proportion to their then respective Residual Percentages.

     3.3  ALLOCATIONS OF GAIN OR LOSS ON DISPOSITION.

          3.3.1 GAIN OR LOSS ON DISPOSITION. Gain or Loss on Disposition shall be a part of Profit or Loss for the period in which such Gain or Loss on Disposition is recognized by the Venture for tax purposes, and shall be allocated as a part of Profit or Loss pursuant to Section 3.2.

          3.3.2  RULES OF CONSTRUCTION.

               3.3.2.1 For purposes of applying Section 3.2 for a Venture Accounting Year, a Venturer's Capital Account balance shall be deemed to be increased by such Venturer's share of Venture Minimum Gain and Venturer Nonrecourse Debt Minimum Gain remaining at the close of such Venture Accounting Year as determined under the Regulations under Section 704(b).

               3.3.2.2 If there is insufficient Profit or Loss (including Gain or Loss on Disposition) to allocate to the Venturers pursuant to any subsection of Section 3.2 to cause every Venturer's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Venturer, such Profit or Loss (including Gain or Loss on Disposition) available to be allocated among the Venturers pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Venturer pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Venturer.

               3.3.2.3 Except as is otherwise provided in this Article 3, an allocation of Venture taxable income or taxable loss to a Venturer shall be treated as an allocation to such Venturer of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such taxable income or taxable loss.

                                      [16]

     3.4  MINIMUM GAIN CHARGEBACK AND QUALIFIED INCOME OFFSET.

          3.4.1 NO IMPERMISSIBLE DEFICITS. Notwithstanding any other provision of this Agreement, taxable loss (or items of deduction) shall not be allocated to a Venturer to the extent that the Venturer has or would have, as a result of such allocations, an Adjusted Capital Account Deficit. Any taxable loss (or items of deduction) which otherwise would be allocated to a Venturer, but which cannot be allocated to such Venturer because of the application of the immediately preceding sentence, shall instead be allocated to the other Venturers.

          3.4.2 QUALIFIED INCOME OFFSET. In order to comply with the "qualified income offset" requirement of the Regulations under Code Section 704(b), and notwithstanding any other provision of this Agreement to the contrary except Section 3.4.3 below, in the event a Venturer for any reason (whether or not expected) has an Adjusted Capital Account Deficit, items of Profits, including Gain on Disposition (consisting of a pro rata portion of each item of income comprising the Venture's Profits, including Gain on Disposition, and both gross income and gain for the taxable year) shall be allocated to such Venturer in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit.

          3.4.3 MINIMUM GAIN CHARGEBACK. In order to comply with the "minimum gain chargeback" requirements of Treasury Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Venturer's share of Venture Minimum Gain and/or Venturer Nonrecourse Debt Minimum Gain during a Venture taxable year, such Venturer shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.

     3.5  OTHER TAX ALLOCATION PROVISIONS.

          3.5.1 INCOME CHARACTERIZATION. For purposes of determining the character (as ordinary income or capital gain) of any Gain on Disposition allocated to the Venturers pursuant to Section 3.2, 3.3 or 3.4, such portion of the taxable income of the Venture allocated pursuant to any such Section which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Venturers in the proportion which (i) the amount of depreciation previously allocated to each Venturer bears to (ii) the total of such depreciation allocated to all Venturers. This Section 3.5.1 shall not alter the amount of allocations among the Venturers pursuant to Sections 3.2, 3.3 and 3.4, but merely the character of income so allocated.

          3.5.2 CHANGE IN PERCENTAGE INTERESTS. Notwithstanding the foregoing, in the event any Venturer's Residual Percentage changes during a fiscal year for any reason, the allocations of taxable income or loss under this
Article 3, and distributions, shall be adjusted as necessary to reflect the varying interests of the Venturers during such

                                      [17]
year using an interim closing of the books method as of the date of such change, or such other method as is reasonably Approved by the Venturers.

          3.5.3 MANDATORY ALLOCATIONS -- SECTION 704(c) AND VENTURER NONRECOURSE DEBT.

                 3.5.3.1  Notwithstanding the foregoing, (i) in the event Code
Section 704(c) or Code Section 704(c) principles applicable under Regulations
Section 1.704-1(b)(2)(iv) require allocations of income or loss of the Venture in a manner different than that set forth above, the provisions of Section 704(c) and the Regulations thereunder shall control such allocations among the Venturers; and (ii) all tax deductions and taxable losses of the Venture that, pursuant to Regulations Section 1.704-2(i), are attributable to a Venturer Nonrecourse Debt for which a Venturer (or a Person related to such Venturer under Treasury Regulations Section 1.752-4(b)) bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) shall be allocated to such Venturer as required by Regulations Section 1.704-2(c).

                 3.5.3.2 Any item of income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Venturer to the capital of the Venture or which has been revalued for Capital Account purposes pursuant to Regulations Section 1.704-1(b)(2)(iv) and which is required or permitted to be allocated to such Venturer for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution or at the time of its revaluation for Capital Account purposes pursuant to Regulations Section 1.704-1(b)(2)(iv) (such contributed or revalued property is referred to as "Revalued Property") shall be allocated solely for income tax purposes in the manner so required or permitted under Code Section 704(c) using any reasonable method of allocation permitted under the Regulations, such allocations to be made as shall be reasonably Approved by the Venturers. Allocations under this Section 3.5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Venturer's Capital Account or share of Profit or Loss (including Gain or Loss on Disposition) or other items or distributions under any provision of this Agreement.

          3.5.4 GUARANTEE OF VENTURE INDEBTEDNESS. Except for arrangements expressly described in this Agreement (including loans described in Section
2.2.2.1 and/or 2.3), no Venturer shall enter into (or permit any Person related to the Venturer to enter into) any arrangement with respect to any liability of the Venture that would result in such Venturer (or a Person related to such Venturer under Regulations Section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability unless such arrangement has been Approved by the Venturers or such liability consists of trade payables incurred in the ordinary course of business for which either of the Venturers is contingently liable by reason of being a joint venture general partner of the Venture. To the extent a Venturer is permitted to guarantee the repayment of any Venture indebtedness under this Agreement by reason of receiving the Approval of the Venturers (other than liabilities consisting of trade payables incurred in the

                                      [18]
ordinary course of business for which the General Venturer is contingently liable by reason of being a general partner of the Venture), each of the other Venturers shall be afforded the opportunity to guarantee such Venturer's pro rata share of such indebtedness, determined in accordance with the Venturers' respective Funding Proportions. If (a) a loan is to be made to the Venture and such loan is to be guaranteed by any Venturers (which guaranty by a Venturer shall occur only upon the Approval of such Venturer), then, as between such Approving and guaranteeing Venturers, or (b) either Venturer is required to fund a liability by reason of being a joint venture general partner of the Venture, such liability shall be shared in proportion to the Venturers' respective Funding Proportions (and, if joint and several liability of such Venturers shall be required by the lender under a Venture borrowing that has been Approved by the Venturers, or if either Venturer is required to fund a liability by reason of being a joint venture general partner of the Venture, each Venturer shall make contributions to the Venture when requested by any Venturer to do so, which amounts shall immediately be distributed to the other Venturers, as necessary for the Venturers to bear the economic risk of loss with respect to any such borrowing or liability in proportion to their respective Funding Proportions).

     3.5.5 REFERENCES TO REGULATIONS. Any reference in this Agreement to a provision of final, proposed and/or temporary Regulations shall, in the event such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Venture under the effective date rules applicable to such successor provision or the Venturers otherwise so reasonably Approve under applicable elections contained in such Regulations.

     3.5.6 TAX DEFINITIONS.

          3.5.6.1 "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(c).

          3.5.6.2 "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

          3.5.6.3. "Venturer Nonrecourse Debt Minimum Gain" means an amount, with respect to each Venturer Nonrecourse Debt, equal to the Venture Minimum Gain that would result if such Venturer Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(2).

          3.5.6.4 "Venturer Nonrecourse Debt" has the meaning ascribed to the term "Partner Nonrecourse Debt" set forth in Regulations Section 1.704-2(b)(4).

          3.5.6.5 "Venturer Nonrecourse Deductions" has the meaning ascribed to the term "Partner Nonrecourse Deductions" set forth in Regulations Section 1.704-2(i).

                                      [19]

                         3.5.6.6   "Venture Minimum Gain" has the meaning
ascribed to the term "Partnership Minimum Gain" set forth in Regulations
Section 1.704-2(d)(1).

          3.6  INTENT OF ALLOCATIONS.   The parties intend that the foregoing
tax allocation provisions of this Article 3 shall produce final Capital Account balances of the Venturers that will permit liquidating distributions made in accordance with final Capital Account balances under Section 4.2.3 to be made (after unpaid loans and interest thereon, including those owed to Venturers have been paid) in a manner identical to the order of priorities set forth in Sections 4.1.1 and 4.1.2. To the extent that the tax allocation provisions of this Article 3 would fail to produce such final Capital Account balances, (i) such provisions shall be amended by the Venturers if and to the extent necessary to produce such result and (ii) taxable income and taxable loss of the Venture for prior open years (or items of gross income and deduction of the Venture for such years) shall be reallocated among the Venturers to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as reasonably Approved by the Venturers. This Section 3.6 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

          3.7  BASIS ELECTIONS.    In the event of a transfer of all or any
part of a Venturer's interest in the Venture, the Venture shall elect to adjust the basis of the Venture's assets under Code Section 754 if Approved by the Venturers. The transferor or transferee of a Venture interest shall pay all costs of preparing and filing all instruments or documents necessary to effectuate such election if made, unless otherwise Approved by the Venturers.

          3.8  GENERAL ALLOCATION RULES.     The Venturers shall use their
reasonable efforts to cause all Profit and Loss of the Venture (including Gain or Loss Disposition) to be allocated with respect to each Venture Accounting Year as of the end of, and within ninety (90) days after the end of, such year, or as soon thereafter as is practically possible. All Profit and Loss (including Gain or Loss on Disposition) shall be allocated to the Venturers shown on the records of the Venture to have been Venturers as of the last day of the Venture Accounting Year for which such allocation is to be made, except that, if a Venturer sells or exchanges its interest in the Venture or otherwise is admitted as a substituted Venturer, the Profit or Loss and Gain on Disposition shall be allocated between the transferor and the transferee by taking into account their varying interests during the Venture Accounting Year in accordance with Code Section 706(d), using the interim closing of the books method or such other method as shall be reasonably Approved by the Venturers.

          3.9  SHARING OF VENTURE NONRECOURSE DEBT.    Throughout the term of
the Venture, the nonrecourse debt of the Venture (other than Venturer Nonrecourse Debt) shall be allocated for tax purposes among the Venturers in accordance with their then respective Residual Percentages.



                                      [20]

     3.10 ADJUSTMENT OF GROSS ASSET VALUE. Gross Asset Value, with respect to any asset, shall be the adjusted basis for federal income tax purposes of that asset, except as follows:

          3.10.1 The initial Gross Asset Value of any asset contributed (or deemed contributed under Regulations Section 1.708-1(b)(1)(iv)) by a Venturer to the Venture shall be the fair market value of the asset on the date of the contribution, as reasonably Approved by the Venturers.

          3.10.2 The Gross Asset Values of all Venture assets shall be adjusted to equal the respective fair market values of the assets, as reasonably Approved by the Venturers:

                    3.10.2.1 If the Venturers reasonably Approve that an adjustment is necessary or appropriate to reflect the relative economic interests of the Venturers in the Venture, as a result of (i) the acquisition of an additional interest in the Venture by any new or existing Venturer in exchange for more than a de minimis capital contribution; or (ii) the distribution by the Venture to a Venturer of more than a de minimis amount of Venture property as consideration for an interest in the Venture; and

                    3.10.2.2 As of the liquidation of the Venture within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

          3.10.3 The Gross Asset Value of any Venture asset distributed to any Venturer shall be the gross fair market value of the asset on the date of distribution as reasonably Approved by the Venturers (less any liabilities assumed by the distributee Venturer or to which such asset is subject as of the time of distribution).

          3.10.4 The Gross Asset Values of Venture assets shall be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values shall not be adjusted under this Section 3.10.4 to the extent that the Venturers reasonably Approve that an adjustment under Section 3.10.2 is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 3.10.4.

After the Gross Asset Value of any asset has been determined or adjusted under
Section 3.10.1, 3.10.2 or 3.10.4, Gross Asset Value shall be adjusted by the depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

                                      [21]

                                   ARTICLE 4

                           INVESTMENT LOAN REPAYMENTS
                               AND DISTRIBUTIONS


          4.1 NET AVAILABLE CASH. The Venturers shall, at the end of each quarter, determine the amount of Net Available Cash for such quarter (or more frequently, if Approved by the Venturers). All Net Available Cash for any period shall be distributed as follows, within thirty (30) days after the end of each calendar quarter (or at such other times as shall be Approved by the Venturers) after first repaying any loans to the Venture from the Venturers under Section
2.2.2.1 and/or 2.3 (loans which have been outstanding the longest shall be repaid first and if two or more Venturers have loans which have been outstanding for equal periods, repayment of such loans shall be made pro rata, in proportion to such Venturers' then respective loan balances, with payments first repaying accrued but unpaid interest and then repaying principal).

               4.1.1 First, distributions shall be made to the Venturers until each Venturer has received distributions pursuant to this Section 4.1.1. in an amount equal to such Venturer's Unrepaid Capital; such distributions to be made pro rata, in proportion to the then respective aggregate Unrepaid Capital of each Venturer; and

               4.1.2 Next, the balance shall be distributed to the Venturers, pro rata, in proportion to the Venturers' then respective Residual Percentages.

          4.2 PROCEEDS AND DISTRIBUTIONS IN LIQUIDATION. The proceeds received by the Venture in connection with the liquidation and winding up of the Venture shall be applied in the following order of priority:

               4.2.1 First, to the payment of the expenses incurred in dissolution and termination;

               4.2.2 Next, to the payment of creditors of the Venture (including making the repayments of any unpaid Venturer loans in the same priority as is described in Section 4.1) except secured creditors whose obligations will be assumed or otherwise transferred on a liquidation of the Venture property or assets; and

               4.2.3 The balance, if any, shall be distributed to the Venturers in accordance with their respective positive Capital Account balances (determined after applying Article 3 for all periods, including the liquidation period) as provided in Section 8.6.


          4.3  GENERAL DISTRIBUTION RULES.

               The timing and amount of all distributions shall be in accordance with Sections 4.1, 4.2, 8.5 and 8.6. All distributions of cash shall be made by the Venturers to the Venturers shown on the records of the Venture to have been Venturers on the date of the


                                      [22]
distribution. All distributions, upon request by a Venturer, shall be made by wire transfer in immediately available funds to such Venturer's account specified in such request. Distributions of Net Available Cash made to a Venturer shall be deemed to be advances on account of such Venturer's share of the distributable amounts thereof. For purposes of this Agreement, the term "distributable" with respect to such distributions shall mean the amount of such distributions as finally determined pursuant to the provisions of this Agreement by the Venturers for the Venture Accounting Year in respect of which they were made and for the term of the Venture.

     4.4 SOURCE OF DISTRIBUTIONS. Each Venturer shall look solely to the assets of the Venture for the return of its Capital Contributions and its share of distributions and shall have no recourse upon dissolution or otherwise against the Venture, the Venturers or the Liquidator. No holder of an interest in the Venture shall have any right to receive any distributions except as provided in this Agreement or any right to demand or receive property other than cash upon dissolution and termination of the Venture.

                                   ARTICLE 5

                MANAGEMENT; DUTIES AND POWERS OF THE VENTURERS;
                         RIGHTS AND DUTIES OF VENTURERS

     5.1 MANAGEMENT OF BUSINESS BY VENTURERS; EXECUTION AUTHORITY; VENTURER OBLIGATIONS; REIMBURSEMENTS; MAJOR DECISIONS; RETAINED APPROVALS.

          5.1.1  MANAGEMENT.

                 5.1.1.1 VENTURER MANAGEMENT. The Venture's business shall be managed by the Venturers. Except as otherwise provided in this Agreement (including the right of both the Venturers to Approve Major Decisions under Section 5.1.5), either Venturer may supervise and undertake the business of the Venture and make decisions affecting the day-to-day operations of the Venture and the Investment, including the acts to be taken by the Venture as the Lessor under the Lease, and either Venturer shall have full authority to do so. Except to the extent the Approval of Venturers is expressly required under this Agreement, no consent or Approval of a Venturer shall be required with respect to any action or decision of the other Venturer with respect to Venture matters. No Venturer shall receive any compensation for serving as a Venturer or undertaking any action on behalf of the Venture. Each Venturer shall cause each of its Authorized Representatives to devote as much time as is reasonably necessary to fulfill the Venturer's obligations under this Agreement.

               5.1.1.2 EXECUTION AUTHORITY. The signature of either Venturer, or any other Person appointed in writing by either Venturer to do so under
Section 5.1.4.1, shall be required on all contracts of the Venture. The execution and delivery by either Venturer, or any other Person so appointed in writing by either Venturer to do so, of any document shall be sufficient to bind and shall be binding upon the Venture for all

                                      [23]
purposes, and third parties shall be entitled to rely on the authority of any Venturer, or any other Person so appointed in writing by either Venturer to do so, to take any action on behalf of the Venture. Notwithstanding the foregoing,
(i) neither Venturer nor any other Person shall take any action requiring Approval of the Venturers under this Agreement unless the provisions of this Agreement concerning such Approval have been fully satisfied, and (ii) no employee of the Venture shall take any action on behalf of the Venture unless such action either has been Approved by the Venturers or is both (a) permitted to be taken by either Venturer without the Approval of the other Venturer under this Agreement and (b) is directed to be taken by such employee by either Venturer. Each Venturer shall have the authority and responsibility, at Venture expense, of supervising the Venture's employees, if any.

                    5.1.1.3 AGHC PROSPECTUS COMPLIANCE. The Venturers shall use their reasonable efforts, at Venture expense, to cause the Venture to comply with all applicable laws and regulations and to operate the business of the Venture and the Investment in a manner that is reasonably consistent in all material respects with the description contained in the prospectus of American General Hospitality Corporation, a Maryland corporation ("AGHC") pursuant to which shares in AGHC were offered (the "AGHC Prospectus").

          5.1.2 COMPENSATION; REIMBURSEMENT. No compensation shall be payable by the Venture to any Venturer or to an Affiliate of any Venturer unless permitted pursuant to the AGHC Prospectus and Section 5.2. Unless reimbursement is prohibited under Section 5.5 or another provision of this Agreement, the Venture shall reimburse each Venturer for its actual and reasonable out-of-pocket expenses incurred in connection with Venture business to the extent such Venturer is authorized to take the action resulting in such expenses, including those expenses that are described in this Section 5.1 or that are otherwise specifically authorized by this Agreement.

          5.1.3     BUDGETS AND RESERVES.

                    5.1.3.1 OPERATING BUDGET; INVESTMENT BUDGETS; RESERVES. The Venturers shall cause to be prepared, at Venture Expense, such budgets with respect to the Venture or the Investments as shall be Approved by the Venturers or as shall be required by Persons making loans to the Venture, either Venturer or their Affiliates. Reserves shall be established for the Venture only to the extent reasonably Approved by the Venturers, taking into account the requirements of lenders to the Venture, either Venturer or their Affiliates under loan documents that are binding on the Venture.

          5.1.4 POWERS OF THE VENTURERS. Each Venturer, if it is not a Terminated Venturer, shall have full power, at the expense of the Venture, to take all actions required to conduct the day-to-day operations of the Venture and accomplish the purposes stated in this Agreement, and, subject to the availability of Venture funds, to implement the Major Decisions that have been Approved by the Venturers, and to pay the expenses of the Venture (or cause them to be paid) when due. Neither Venturer (nor any employee) shall

                                      [24]
have the power to implement any Major Decision unless such Major Decision has been Approved by the Venturers, as set forth in Section 5.1.6.2 hereof.

                              5.1.4.1   EMPLOYEES; DELEGATION OF AUTHORITY;
BONDING/O&D INSURANCE. The Venture shall have its own offices and administrative and operating employees, and shall bear the cost thereof, to the extent Approved by the Venturers from time to time. At Venture expense, either Venturer, if it is not then a Terminated Venturer, shall have the authority to hire and discharge such Venture employees as the Venturers shall reasonably Approve. The compensation arrangements for all employees shall be as Approved by the Venturers from time to time. Each Venturer, and Persons appointed in writing by either Venturer to do so, shall have the authority described in Section
5.1.1.2. Fidelity bonds, in amounts and on terms Approved by the Venturers, may be obtained at Venture expense for Venture employees, and the Venture may obtain officer and director (or comparable) insurance for the Venture's employees on such terms, and in such amounts, as shall be reasonably Approved by the Venturers from time to time. The Venturers may delegate the authority to take any action permitted under this Agreement to any Venture employee or agent, in each case to the extent Approved by the Venturers, as evidenced by a written document that has been executed by either Venturer.

                              5.1.4.2   NON-EXCLUSIVITY.  Neither Venturer
shall be required to conduct the Venture's day-to-day operations and implement Major Decisions as its sole and exclusive function. Each Venturer and its Affiliates may have other business interests and may engage in other activities in addition to those relating to the Venture, without having or incurring any obligation to offer any interest in such activities to the Venture or any Venturer, except as provided in the AGHC Prospectus, and the Venturers shall be obligated to devote, and cause controlling persons to devote, only so much of their time to the Venture's business as shall be reasonably required to meet the Venturers' respective obligations hereunder.

                    5.1.5 MAJOR DECISIONS. The following are major decisions (the "Major Decisions") requiring the prior Approval (or unanimous reasonable Approval, if so indicated) of the Venturers (except as otherwise required in case of Emergency or Force Majeure); provided, however, that a Venturer's Approval shall not be required after such Venturer has lost its Approval rights under Section 7.9 or another provision of this Agreement except to the extent provided in Section 5.1.6.1:

                              5.1.5.1  Any act in contravention of this
Agreement (including the requirements concerning compliance with the AGHC Prospectus contained in Sections 5.1.1., 5.1.2 and 5.1.4.2) or extending the term of the Venture;

                              5.1.5.2  Any act which would make it impossible to
carry on the ordinary business of the Venture, except the liquidation of the Venture under the circumstances permitted in Article 8, or the sale, exchange or other disposition of the Investment or any other Venture assets by the Venture that has been Approved by the Venturers or otherwise is permitted under this Agreement;


                                      [25]

                    5.1.5.3 Any action which would cause the Venture to become an entity other than an Ohio joint venture (i.e., a single-purpose general partnership);

                    5.1.5.4   Changing the purposes of the Venture;

                    5.1.5.5 Amending this Agreement except as permitted herein (including Section 3.6);

                    5.1.5.6   Making in-kind distributions;

                    5.1.5.7   Establishing or adjusting Gross Asset Value under
Section 3.10 for any contributed or distributed asset (reasonable Approval only);

                    5.1.5.8 Indemnification of any Person other than a Venturer;

                    5.1.5.9 Except as provided in Section 3.5.4, entering into any agreement which would cause the either Venturer to become personally liable on or in respect of or to guarantee any indebtedness of the Venture (other than liabilities consisting of trade payables incurred in the ordinary course of business for which either Venturer is contingently liable by reason of being a joint venture general partner of the Venture);

                    5.1.5.10 Causing the Venture to redeem or repurchase all or any portion of the interest of a Venturer expect as provided in Section 7.9;

                    5.1.5.11 Acceptance of additional Capital Contributions other than those expressly provided for in this Agreement;

                    5.1.5.12 Causing or permitting the Venture to be merged with any other entity;

                    5.1.5.13 Causing or permitting the Venture to make loans to, or enter into any contract with any Venturer or any Affiliate of a Venturer, other than contracts permitted under Section 5.2;

                    5.1.5.14 Dissolving, terminating or liquidating of the Venture, except as provided in Article 8 of this Agreement;

                    5.1.5.15 Modifying or terminating the Lease, entering into a new lease with respect to the Investment, Approving a capital improvement program with respect to the Investment or selling or otherwise disposing of the Investment; unless such action has been Approved by the Venturers or is authorized to be taken without further Approval under this Agreement (upon the liquidation of the Venture, the terms of all dispositions shall require only the reasonable Approval of each Venturer);

                                      [26]

                    5.1.5.16   Engaging a manager with respect to the
Investment;

                    5.1.5.17   Issuing Funding Notices pursuant to Section
2.1.2 with respect to Shortfall Disbursements addressed in Section 2.2.1;

                    5.1.5.18 Obtain any third party loans (whether secured or unsecured), or, in connection with any third party loan, execute or deliver on behalf of the Venture any guarantee or other agreement whereby the Venture is or may become liable for any obligations of any other Entity; or borrow money from a Venturer or its Affiliates except pursuant to Sections 2.2.2 or 2.3;

                    5.1.5.19 Acquire any real property other than the Investment;

                    5.1.5.20 Except as provided in Sections 5.1.4.1 and 5.2, pay any salary, fees or other compensation to, or enter into any contract with, any Affiliate of any Venturer;

                    5.1.5.21 Modify or refinance any indebtedness of the Venture or select a lender to make loans to the Venture;

                    5.1.5.22   Make any distribution except as permitted under
Article 4 or Section 7.9.1 except in connection with the liquidation of the Venture under Article 8, or make any Venture expenditure for extraordinary items other than as Approved by the Venturers except as otherwise permitted or authorized by this Agreement (including a budget that has been Approved under Section 5.1.3 or in an Emergency expenditure);

                    5.1.5.23 Commence, dismiss, terminate or settle any material litigation matter or material condemnation claim, or any other matter or claim in connection with which the amount in controversy is reasonably expected to exceed One Hundred Thousand Dollars ($100,000);

                    5.1.5.24 Substantially modify the terms of any contract that required the Approval of the Venturers to enter into (reasonable Approval only);

                    5.1.5.25 Determine the terms of any participation (e.g., distribution and control issues) of third party investors;

                    5.1.5.26 Admit additional or transferee Venturers to the Venture as substituted Venturers or enter into financing that participates in profits; or permit any Transfer of any interest in the Venture or of ownership interests in a Venturer, to the extent Approval of the Venturers for such Transfer is required under this Agreement;

                                      [27]

               5.1.5.27 Confess any judgment against the Venture or cause the Venture to file for Bankruptcy or other relief from creditors;

               5.1.5.28       Establish insurance requirements for the Venture;

               5.1.5.29 Make tax elections on behalf of the Venture or file tax returns for the Venture (reasonable Approval only);

               5.1.5.30 Establish or release reserves for use by the Venture except pursuant to a budget Approved by the Venturers or as otherwise provided in this Agreement (reasonable Approval only);

               5.1.5.31 Voluntarily deviate materially from the terms of ownership, disposition or other course of action with respect to the Investment that required the Approval of the Venturers, except in case of Emergency or Force Majeure; or

               5.1.5.32 Take any other action that is required to be Approved by the Venturers under this Agreement.

     5.1.6     RETAINED APPROVALS; PROCEDURE FOR VENTURER REVIEW AND APPROVAL.

               5.1.6.1 RETAINED APPROVALS. Notwithstanding anything to the contrary contained in this Agreement, after the loss of Approval rights by a Terminated Venturer under Section 7.9, the Terminated Venturer shall still retain Approval rights with respect to the matters described in (a) Sections
5.1.5.1 through (and including) 5.1.5.13, (b) Section 5.1.5.20, (c) Section
5.1.5.26 with respect to the substitution of a transferee or additional
Venturer as a Venturer, provided, however, that the provisions of this clause
(c) shall terminate if and when the Venture has received an opinion of Independent Tax Counsel that the termination of such Approval rights would not cause the Venture to lose its status as a partnership for federal income tax purposes under the Code and Regulations as in effect as of the date the Approval of such substitution is required under this Agreement (the "Transfer Restriction Termination Date"); and (d) Sections 5.1.5.25 and 5.1.5.26, except that the Terminated Venturer shall not have the right to Approve the Actions described in: (i) Section 5.1.5.25 or 5.1.5.26 (1) to the extent provided in
(c) of this Section 5.1.6.1 (2) otherwise except to the extent that the Terminated Venturer's interest is diluted by the admission of the third party investors, any new Venturer or any Transfer described therein, and (3) with respect to participating financing, if Venturers' interests are diluted pro rata by such participating financing, (ii) Section 5.1.5.5 to the extent amendment of this Agreement is permitted under Section 3.6 or is necessary or appropriate (as reasonably Approved by the non-Terminated Venturer) to admit a new Venturer if the Admission is permitted under preceding clause (i) without the Terminated Venturer's Approval, and (iii) Section 5.1.5.9 except to the extent the Terminated Venturer would be personally liable for the repayment of all or a portion of the indebtedness or under the agreement described in such Section 5.1.5.9.



                                      [28]

          5.1.6.2 APPROVAL PROCEDURE. Notice of the request for a Venturer's Approval of any matter for which such Approval is required pursuant to this Agreement shall be delivered by the requesting Venturer to each of the then Authorized Representatives, together with the requesting Venturer's summary and analysis of any other matter for which such Approval is requested and the requesting Venturer's recommendations with respect to any matter for which Approval is requested. Each Authorized Representative shall approve or disapprove such matter by notice to the other Venturer given within ten (10) days following delivery of such notice. Failure of any Authorized Representative to timely respond by written notice to the requesting Venturer, indicating Approval or disapproval of such matter and, if disapproved, the reason for such disapproval, shall be deemed withholding of the Approval by such Authorized Representative of such matter for which Approval is requested. Notwithstanding anything in this Agreement to the contrary, no Authorized Representative of a Venturer shall have the right to Approve any action if such Venturer no longer has Approval rights with respect to such issue under Sections 7.9 and 5.1.6.1.

     5.2 AFFILIATE TRANSACTIONS. If Approved by the Venturers, Affiliates of any Venturer may provide property management services, accounting services, construction services, office administration, and/or document control services to the Venture, subject to the following conditions: (i) the fees for such services must be no greater than the fees charged generally by qualified, unaffiliated third-parties performing similar services in the geographical area in which the services are to be performed; and (ii) the other terms of the agreement pursuant to which such services will be performed shall generally be no more onerous than the terms of agreements used by qualified, unaffiliated third-parties performing similar services in the geographical area in which the particular services are to be rendered.

     5.3  REPORTING REQUIREMENTS; FINANCIALS; MEETINGS.

          5.3.1 GOVERNMENTAL REPORTS; MEETINGS. The Venturers shall, at Venture expense, use reasonable efforts to cause to be prepared and timely filed with appropriate federal, state and foreign regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations, subject to the reasonable Approval of the Venturers. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Each Venturer shall be provided with a copy of any such report. No meeting of the Venturers shall be required unless requested by any Venturer upon notice to all Venturers, which notice may be given by any Venturer at any time. All Venturers shall be given written notice of any meeting of the Venture at least twenty (20) days prior to any such meeting by the Venturer calling such meeting. Any meetings shall be held at the record-keeping office of the Venture or at any other reasonably convenient location within the United States as the Venturers may reasonably Approve and specify in such notice.

          5.3.2 ACCESS; AUDIT. Each Venturer shall be permitted to review and copy, during normal business hours at the office of the Venture, all Venture financial records and information. The records and information of the Venture shall be audited at Venture expense by auditors to be selected upon the reasonable Approval of the

                                      [29]

Venturers. The Venturers shall maintain (at the office of the Venture) reports required or otherwise prepared and delivered hereunder, or by law or any contract to which the Venture is a party, copies of which shall be furnished to all Venturers when available, at the Venture's expense.

               5.3.3 FINANCIALS AND STATUS REPORTS. At Venture expense, the Venturers shall use reasonable efforts to cause the following to be issued to all Venturers:

     (i) annual financials shall be prepared by the Venture's independent certified public accountants at Venture expense, within ninety (90) days after the close of each year (including sources and uses of funds, cash on hand, distributions, changes in financial position, tax information, Unrepaid Capital and unrepaid Venturer loans); and

     (ii) such other reports as are contemplated by the AGHC Prospectus.

     5.4 TAX MATTERS PARTNER; TAX RETURNS. AGHOP is hereby designated as the "Tax Matters Partner", as such term is defined in Section 6231(a)(7) of the Code, and it shall serve as such at Venture expense with all powers granted to a tax matters partner under the Code. Each Venturer shall give prompt notice to each other Venturer of any and all notices it receives from the Internal Revenue Service (or any other taxing authority) concerning the Venture, including any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Venture's federal, state or local income tax returns. At Venture expense, the Tax Matters Partner shall furnish each Venturer with status reports regarding any negotiation between the Internal Revenue Service (or other taxing authority) and the Venture promptly after any material new development. The Tax Matters Partner shall use its reasonable efforts to cause the Venture's accountants to prepare and file on a timely basis, with due regard to extensions (if such extensions are reasonably Approved by the Venturers) all tax and information returns which the Venture may be required to file. No tax or information return shall be filed unless reasonably Approved by the Venturers. The Venturers shall cause the Venture's accountants to prepare and deliver, at Venture expense, to each Venturer on a timely basis an information reporting return (K-1) reflecting such Venturer's distributive share of all income, gain, loss, deductions, allowances or credits of the Venture for each Venture Accounting Year, as computed pursuant to
Article 3.

     5.5  INDEMNIFICATION AND LIABILITY OF VENTURERS AND VENTURE EMPLOYEES.

          5.5.1 No Venturer or Venture employee shall be liable, responsible or accountable in damages or otherwise to any of the Venturers or the Venture for any act or omission performed or omitted by it in good faith on behalf of the Venture and in a manner reasonably believed by it to be (i) within the scope of the authority granted to it by this Agreement or, in the case of an employee, the scope of the authority granted to the employee by the Venturers and (ii) in the best interests of the Venture, the Venturers or their Affiliates, except for Major Defaults (as defined in Section 5.5.3) and damages for a breach

                                      [30]
of this Agreement as provided in Section 9.2 and, in the case of an employee, damages for the employee's breach of any employment agreement with the Venture.

          5.5.2 Except with respect to a Venturer's Major Defaults described in Section 5.5.3 and a Venturer's breach of this Agreement as provided in Section 9.2 (or, in the case of an employee, such employee's acting outside the scope of the employee's authority granted to him by the Venturers, the employee's Major Default, or the employee's breach of any employment agreement with the Venture), the Venture shall indemnify and hold harmless each Venturer and employee from and against any obligations, actual damages, penalties, actions, judgments, suits, expenses, disbursements, losses, costs or liabilities of any kind or nature whatsoever which may be imposed upon, incurred or asserted against such Venturer or employee (including reasonable attorneys' and paralegals' fees and court costs) in connection with, due to or arising out of
(i) such Venturer's (or a partner or a member of such Venturer) serving as a Venturer of the Venture, (ii) such Venturer's serving as an employee of an Affiliate of a Venturer or (iii) such employee serving as an employee of the Venture, in each case so long as such Venturer (or such partner or member) and its Affiliates, or employee, acted in good faith, with reasonable belief that such actions were within the scope of authority granted to such Venturer under this Agreement, or granted to such employee by the Venturers, as the case may be, and such actions did not constitute a Major Default or a breach of this Agreement under Section 9.2 or, in the case of an employee, a breach of any employment agreement with the Venture.

          5.5.3 Each Venturer shall (and each employee shall be required to) indemnify and hold harmless each other Venturer, employee and the Venture from and against any direct (and not consequential or incidental) obligations, actual damages, penalties, actions, judgments, suits, expenses, disbursements, losses, costs or liabilities (collectively, the "Liabilities") incurred or paid by such employees, other Venturers or the Venture (to the extent such Liabilities are not reimbursed by insurance proceeds or indemnities from third parties), to the extent such Liabilities are caused by, and such Venturer or employee is finally adjudicated to have engaged in, actual fraud or intentional misappropriation of funds ("Major Defaults") or is determined to have committed a breach of this Agreement as provided in Section 9.2 or any employment agreement with the Venture.

     5.6 OPPORTUNITY TO DEFEND. In any case where indemnity is sought by a Venturer (or an employee pursuant to the principles set forth in this Section 5.5), such Venturer shall (and such employee shall be required to) give notice of the request for indemnification to the Venture and the other Venturers from whom the indemnity is required and give them the opportunity to the extent reasonably possible, to participate in the defense of the claim giving rise to the claim for indemnity, all at Venture expense and subject to the reasonable Approval of the Venturers.

     5.7 LIMITATION OF LIABILITY. Each Venturer's liability shall be limited as set forth in this Agreement, the Act and other applicable law. No partner, officer, director, shareholder, manager or member of a Venturer shall be liable for the obligations of such Venturer to the Venture or the other Venturers under any circumstances other than a Major


                                      [31]

Default that has actually been committed by such partner, officer, director, shareholder, manager or member.

     5.8 NO PRIORITIES. Except as specifically provided in this Agreement, no Venturer shall have any priority over any other Venturer as to the return of its Capital Contributions or as to distributions or allocations of Profits or Losses or other tax items.


                                   ARTICLE 6

                        BOOKS, RECORDS AND BANK ACCOUNTS

     6.1 BOOKS AND RECORDS; ACCOUNTING METHOD. At Venture expense, the Venturers shall cause to be kept (at the office of the Venture referred to in Section 1.3.2) accurate, just and true books of account, in which shall be entered fully and accurately each and every transaction of the Venture. Such records shall be maintained for the period, in the manner, and at the locations required by applicable law. The books shall be kept in accordance with the Venture's method of reporting for federal income tax purposes (which shall be the accrual method of accounting). Tax accounting elections, including methods of depreciation and deduction or capitalization of interest, taxes and insurance premiums during any construction period, shall be made as the Venturers shall reasonably Approve. The Venture's financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied.


     6.2 BANK ACCOUNTS. The funds of the Venture shall be deposited in the name of the Venture, in such bank account or accounts as the Venturers shall reasonably Approve. Such funds shall be invested by the Venturers in such high quality, short term instruments as shall be reasonably Approved by the Venturers (which may or may not bear interest as the Venturers shall Approve). The individual signatories on all Venture accounts shall be appointed and Approved by the Venturers from time to time. The signature of any such appointee shall be sufficient to effect withdrawals if so Approved by the Venturers.


                                   ARTICLE 7

                         TRANSFERS OF VENTURE INTERESTS

     7.1 RESTRICTIONS ON TRANSFER. No Venturer shall be permitted to Transfer all or any part of its interest in the Venture under any circumstances until the Transfer Restriction Termination Date. Any such attempted or actual Transfer shall be null and void ab initio and of no force and effect. Notwithstanding the foregoing, from and after the Transfer Restriction Termination Date, a Venturer may Transfer all or part of its interest in the Venture, as follows:

          7.1.1 To the Venture or another Venture or a partner, member or shareholder or Affiliate of a Venturer; and


                                      [32]

                         7.1.2 Any other Transfer which is Approved by the
Venturers (excluding any Venturer that is a Terminated Venturer).

The following shall be conditions precedent to the effectiveness of any Transfer of any interest in the Venture pursuant to this Article 7 (no such Transfer shall occur or be effective for any purpose until the Transfer Restriction Termination Date): (i) the transferee shall assume in writing each of the obligations of the transferor to the Venture; (ii) such transferee shall agree in writing to be bound by each of the terms and conditions of this Agreement; (iii) the transferee shall deliver to the Venture instruments of assumption and security reasonably Approved by the Venturers, for the payment and performance of all obligations of or attendant to the interest so transferred and assumed; and (iv) the requirements of Sections 7.4 and 7.5 shall be satisfied.

          7.2 TAKE-ALONG RIGHTS. There shall be no right of any other Venturer to participate in any Transfer permitted by a Venturer under this Agreement.

          7.3 BANKRUPTCY OR DISSOLUTION OF VENTURERS. The Bankruptcy or dissolution (without reconstitution within sixty (60) days thereafter) of the any Venturer shall dissolve the Venture and cause its liquidation, except as otherwise provided in Section 8.4. Upon the occurrence of a Bankruptcy or the dissolution (without reconstitution within sixty (60) days thereafter) of any Venturer, such Venturer shall become a Terminated Venturer under Section 7.9, and the trustee in Bankruptcy, receiver or other legal representative of the Bankrupt Venturer or other legal representatives of the dissolved Venturer, shall have all the rights of an assignee of the Venturer, including the same right (subject to the same limitations) as the Bankrupt or dissolved Venturer would have had under the provisions of Section 7.1 to Transfer its interest in the Venture, subject to the substitution rules of Section 7.4 and the provisions of Section 7.9.

          7.4 SUBSTITUTION OF VENTURER. Subject to the restrictions on Transfers and Approval rights of the Venturers as set forth in Section 7.1 and the provisions of Section 7.5, the assignee of any Transfer by a Venturer (a "Venturer Assignee") shall become a substitute Venturer only if (i) the assignor Venturer so provides in an instrument of assignment, (ii) the Venturer Assignee agrees in writing to be bound by the provisions of this Agreement and of the Articles and any amendments hereto and thereto, and (iii) each Venturer Approves such substitution, which Approval may be given or withheld in its sole and absolute discretion (this clause (iii) shall cease to have any force and effect if and when the Transfer Restriction Termination Date occurs). If the assignor Venturer so provides, the Venturer Assignee agrees to be bound as aforesaid, and, if applicable under preceding clause (iii), the Venturers so Approve such substitution, the Venturer Assignee shall become a substitute Venturer upon payment to the Venture of all costs and expenses of reviewing the instrument of assignment, if appropriate, and, if required by law, an amendment to the Certificate to reflect such substitution. In such event, if and as required by law, the Venturers shall prepare or cause to be prepared an amendment to the Certificate to be signed, to the extent required, by the Venturers and by the Venturer Assignee. The Venturers shall attend to the due execution and filing of such amendment to the Certificate, if such amendment is required. Unless named in this Agreement, or unless admitted to the Venture


                                      [33]
as provided in this Agreement, no Person shall be considered a Venturer, and the Venture, each Venturer and any other Persons having business with the Venture need deal only with Venturers so named or so admitted and shall not be required to deal with any other Person by reason of a Transfer. A Venturer Assignee of an interest in the Venture who is not admitted as a substitute Venturer as provided in this Section 7.4 shall be entitled to receive the economic benefits of the interest purported to be Transferred but shall not be considered a Venturer for any purposes and shall have none of the rights of a Venturer under this Agreement or under the Act.


          7.5  ADDITIONAL TRANSFER RESTRICTIONS.

               7.5.1 Notwithstanding any provision of this Agreement to the contrary, and subject to the limitations in Sections 7.1 through 7.4, a Venturer's ability to Transfer all or any portion of its interest as a Venturer in the Venture shall be subject to the following additional restrictions:

                    7.5.1.1 No Transfer of all or any portion of such interest shall be effective unless (i) such Transfer complies with the Transfer restrictions in all agreements to which the Venture, or such Venturer is a party, and (ii) such interest is registered under the Securities Act and any applicable state securities laws, or an exemption from registration is available, and, for any direct Transfer of an interest in the Venture, the Venture shall have received an opinion of counsel, reasonably Approved by the non-Transferring Venturer, to such effect (unless the requirement that the Venture receive such legal opinion is waived by the Approval of the non-Transferring Venturer);

                    7.5.1.2 No Venturer shall be permitted to Transfer any portion of its Venture interest or take any other action which would cause the Venture to be (i) treated as a "publicly traded partnership" within the meaning of Code Section 7704 or (ii) classified as a corporation (or as an association taxable as a corporation) within the meaning of Code Section 7701(a);

                    7.5.1.3 No Venturer shall be permitted to Transfer all or any portion of its Venture interest or to take any other action (including, in the case of any Venturer which is a corporation, limited liability company or partnership or a partner or member of a partnership or limited liability company which is a Venturer, a Transfer of any interest in such partnership, limited liability company or corporation or in the partners, members or shareholders thereof) which would result in a termination of the Venture as a partnership within the meaning of Code Section 708(b)(1)(B) (a "Tax Termination"), without the Approval of the other Venturer;

                    7.5.1.4 Unless arrangements concerning withholding are reasonably Approved by the Venturers (if such withholding is required of the Venture), no Venturer shall be permitted to Transfer all or any portion of its interest in the Venture to any Person, unless such Person is a United States Person as defined in Code Section 7701(a)(30) and is not subject to withholding of any federal tax; and


                                      [34]

                    7.5.1.5 No Venturer shall be permitted to Transfer all or any portion of its Venture interest if such Transfer will (i) cause the assets of the Venture to be deemed to be "plan assets" under ERISA or its accompanying regulations or the Code or (ii) result in any "prohibited transaction" under ERISA or its accompanying regulations affecting the Venture.

          7.5.2 Any purported transfer or any other action taken in violation of this Section 7.5 shall be void ab initio.

     7.6  TRANSFER INDEMNIFICATION AND CONTRIBUTION PROVISIONS.

          Each Venturer shall indemnify, defend and hold the Venture and each other Venturer, and the shareholders, partners, employees, agents, members and Affiliates thereof, harmless from any Liabilities in any way arising from the failure of a Transfer of any interest in the Venture (including any Transfer of an interest in any partners, members or shareholders of the indemnifying Venturer, or the partners, members or shareholders therein, and regardless of whether occurring before or after the date of this Agreement) to comply with all applicable federal and state securities laws, including all registration or qualification requirements and anti-fraud requirements, or the impact of such Transfer upon compliance of the Venture and its Venturers with those securities laws in connection with any previous Transfer of an interest in the Venture. Should the preceding indemnity be unenforceable to any extent, then, to such extent the Venturer otherwise required to so indemnify the Venture and the other Venturer shall be obligated to contribute to any loss, liability, cost or expense resulting from the actions, omissions or events set forth in the above indemnification to the extent of its responsibility therefor, as determined by the trier of fact.

     7.7 BASIS FOR RESTRICTIONS AND SECTION 7.9 REMEDIES. The Venturers acknowledge that the relationship of each Venturer to the other Venturers is a personal relationship and that the restrictions on the power of each Venturer to withdraw or Transfer its interest in the Venture, and the provisions of Section
7.9 (including the purchase and redemption rights contained therein) (i) are necessary to preserve such personal relationship and safeguard the investment of the other Venturers in the Venture and (ii) were a material inducement to the other Venturers entering into this Agreement, and shall be enforceable notwithstanding the Bankruptcy of any Venturer or any applicable restrictions on alienation.

     7.8  REPRESENTATIONS, WARRANTIES AND COVENANTS.

          Each Venturer hereby represents and warrants to each of the other Venturers as follows:

          7.8.1 Such Venturer, if not a natural Person, is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;


                                      [35]

     7.8.2 This Agreement has been duly authorized, executed and delivered by such Venturer and constitutes the valid and legally binding agreement of such Venturer, enforceable in accordance with its terms against such Venturer, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors' rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing;

     7.8.3 The execution and delivery of this Agreement by such Venturer and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Venturer is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Venturer is subject;

     7.8.4 Such Venturer is acquiring its interest in the Venture for investment purposes and without a view toward its resale or distribution;

     7.8.5 Such Venturer recognizes that Battle Fowler LLP ("BFLLP") serves as special counsel to Affiliates of both of the Venturers, and each Venturer hereby waives all potential conflicts of interest resulting from BFLLP's representation of the Venturers and the Venture hereunder, of Affiliates of AGHLLC, AGHC and AGHOP in other transactions, and of the Venture in the future on matters for which BFLLP is retained as counsel by the Venture;

     7.8.6 Such Venturer is aware that transfers of interests in the Venture and within such Venturer are not permitted except in the limited circumstances expressly as provided in Article 7 hereof and that an investment in the Venture is a long-term investment, without liquidity;

     7.8.7 None of the other Venturers is acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of such Venturer in connection with the Venture, or the other matters referred to in this Agreement;

     7.8.8 Such Venturer understands that it may lose its Approval rights (and be subject to having such Venturer's interest purchased by the Venture for its appraised fair market value in certain circumstances) under Section 7.9 if the Venturer becomes a Terminated Venturer, and that it has waived its rights to a trial by jury in any dispute concerning this Agreement or the Venture under Section 9.4; and

     7.8.9 Such Venturer understands that the Venture and its Venturers are relying on the accuracy of the representations set forth in this Section 7.8 in entering into this Agreement without requiring that the interests in the Venture be registered under federal or state securities laws.

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
     7.9  TERMINATED VENTURER.

                    7.9.1 If and when a Venturer becomes a Terminated Venturer, (i) such Venturer shall automatically cease to have any Approval or voting rights under this Agreement or with respect to the Venture, except as provided in Section 5.1.6.1, (ii) upon the election of the Venturer who is not the Terminated Venturer (the "Electing Venturer"), given by notice from the Electing Venturer to the Terminated Venturer (a "Purchase Notice") at any time after a Venturer becomes a Terminated Venturer, sell the Terminated Venturer's interest in the Venture to the Venture (or to the other Venturer or its designee as set forth in Section 7.9.4), at a price (the "Buy-Out Price") to be determined as hereinafter provided. The Electing Venturer shall notify the Terminated Venturer in writing of its election (exercisable at any time after a Venturer becomes a Terminated Venturer) under clause (ii), above, and (iii) the other provisions applicable by reason of becoming a Defaulting Venturer (including Sections 7.9.5 and 8.1.1) shall apply.

     If a Purchase Notice has been given under clause (ii) above, the Electing Venturer and the Terminated Venturer shall attempt to agree upon the Buy-Out Price of the Terminated Venturer's interest in the Venture. If such agreement is not reached within thirty (30) days after the notice of election is given, the Terminated Venturer, on the one hand, and the Electing Venturer, on the other hand, shall each, within ten (10) additional days, appoint an M.A.I. accredited appraiser by notice to the others. The two appraisers so appointed shall, within five (5) additional days, appoint a third M.A.I. accredited appraiser and the three appraisers shall meet to determine the gross proceeds that would have been received by the Venture if the Venture sold, on the Termination Date, all of its assets (including the Investment) for cash at their then fair market value, less all costs and expenses of sale, including closing costs, real estate brokerage commissions and fees, title insurance premiums and escrow fees, appropriate reserves and legal and other expenses incident to such sale (the "Appraised Value"). The Appraised Value shall equal the average of the appraised values determined by each of the two appraisers whose appraisals are closest to each other. The cost of such appraisal shall be borne 50% by the Venture and 50% by the Terminated Venturer. The Buy-Out Price shall equal the amount the Terminated Venturer would receive under Section 4.2.3, if all of the assets of the Venture were sold to a third party for the Appraised Value and the Venture were liquidated, after withholding therefrom any damages determined to be payable by the Terminated Venturer under Section 5.5.3 by reason of the Terminated Venturer's Major Default for all periods. If the Venture redeems the Terminated Venturer, there shall be no discount in the Buy-Out Price for any encumbrances to which such redeemed interest is subject, but the Venture shall apply the proceeds of such redemption to satisfy such encumbrances instead of making distributions thereof to the Terminated Venturer to the extent required by law (such distributions being deemed for all purposes to have been made to the Terminated Venturer by the Venture and then paid by the Terminated Venturer to satisfy such encumbrances). If the interest of the Terminated Venturer is purchased by the other Venturer (or its designee), and not by the Venture, pursuant to Section 7.9.4, the Buy-Out Price for the Terminated Venturer's interest as determined above shall be reduced to the extent the other Venturer or its designee acquires the Terminated Venturer's interest subject to ( or assumes) the encumbrances on such interest at the closing. Within ten (10) days following the determination of the Buy-Out Price, the

                                      [37]

Electing Venturer may elect, in its sole and absolute discretion, by notice to the Terminated Venturer, to rescind any notice pursuant to this Section 7.9.1, in which event the right to elect to cause the Terminated Venturer to sell its interest to the Venture or to the other Venturer (or its designee) pursuant to this Section 7.9.1 as a result of the event(s) which led to the Purchase Notice (but not any future event which would authorize any such notice) shall no longer be of any force or effect.

                    7.9.2 The purchase and sale of the Terminated Venturer's interest in the Venture pursuant to this Section 7.9 shall be consummated on or before the thirtieth (30th) day following the date upon which the Buy-Out Price was determined (whether by agreement of the Terminated Venturer and the Electing Venturer or by appraisal), at the offices of the Venture, or at such other time and place as may be agreed upon by the Terminated Venturer and the Electing Venturer. At the closing, the Terminated Venturer shall execute and deliver to the Venture (or the Electing Venturer or its designee, as appropriate) such instruments of assignment, conveyance and transfer as the Electing Venturer(s) may reasonably deem necessary or appropriate to consummate the purchase and sale, and the purchaser shall issue its recourse promissory note payable to the Terminated Venturer in the amount of the Buy-Out Price (adjusted for encumbrances to the extent provided in Section 7.9.1), bearing interest at an annual rate equal to the Prime Rate, with interest compounded quarterly, and all principal and accrued interest being payable on the date which is twenty-four
(24) months after the closing (and with prepayment being allowed at any time without penalty).

                    7.9.3 Following the closing date, the Venture shall indemnify and hold the Terminated Venturer harmless from and against all liabilities of the Venture arising from acts taken or omitted to be taken by the Venture after the date on which the closing occurs of the sale of the Terminating Venturer's interest to the Venture (or to the Electing Venturer or its designee, as appropriate).

                    7.9.4 The Venture shall fund the purchase of the Terminated Venturer's interest pursuant to this Section 7.9 by borrowings or, if the remaining Venturer so Approves, by additional Capital Contributions from the remaining Venturer, such borrowings or Capital Contributions to occur when needed to make the required payments of the Buy-Out Price. If the remaining Venturer so Approves, the interest of the Terminated Venturer shall be purchased by such remaining Venturer or its designee, which designee may be admitted as a Venturer hereunder upon the date of the closing of the purchase of the Terminated Venturer's interest in order to avoid a termination of the Venture.

                    7.9.5 The provisions of this Section 7.9 have been agreed to by the Venturers for the reasons set forth in Section 7.7.


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
                                   ARTICLE 8

                       TERM, DISSOLUTION AND TERMINATION

          8.1  EVENTS OF DISSOLUTION.   The Venture shall continue until
December 31, 2046, or such later date as is Approved by the Venturers; provided, however, that dissolution and liquidation shall occur prior to that date upon the occurrence of any one of the following events:

                    8.1.1 An election to dissolve the Venture being made in writing upon the Approval of the Venturers other than any Terminated Venturer;

                    8.1.2 The sale for cash, exchange or other disposition of all or substantially all of the assets of the Venture; or

                    8.1.3 The Bankruptcy or dissolution (without reconstitution within sixty (60) days thereafter) of either Venturer, unless the Venture is reconstituted and continued as provided in Section 8.4.

          8.2  LIMITATION ON DISSOLUTION.    Until the dissolution of the
Venture otherwise occurs, neither Venturer shall voluntarily retire, resign or withdraw from the Venture, take any step voluntarily to dissolve itself or voluntarily cause a dissolution of the Venture, except as provided in Section 8.1.1.

          8.3  LIQUIDATION AND WINDING UP.

                    8.3.1 If the Venture is dissolved for any reason and is not reconstituted pursuant to Section 8.4.1, the Venturers who are not Terminated Venturers (they, collectively, or any other Person empowered to liquidate the Venture under this Section 8.3, the "Liquidator") shall commence to wind up the affairs of the Venture and to liquidate and sell its assets as reasonably Approved by the Venturers other than Terminated Venturers as soon as is practicable thereafter. A third-party liquidator may be appointed as the Liquidator if Approved by the Venturers other than Terminated Venturers. Any Liquidator other than the Venturers shall have sufficient business expertise and competence to conduct the winding up and termination of the business of the Venture as it has theretofore been conducted or (subject to the limitations hereinafter set forth) which the Venture may thereafter enter into. No Liquidator who is a Venturer shall be paid any compensation or fee for conducting the liquidation of the Venture.

                   8.3.2 The Liquidator shall proceed with such liquidation in as expeditious a manner as is reasonably practicable. The holders of interests in the Venture shall continue to share income and losses during the period of liquidation in accordance with Article 4.

                                      [39]

                    8.3.3 If a Venturer or an Affiliate of a Venturer desires to purchase any of the Venture's remaining assets, the price, terms and conditions of such purchase shall be subject to the Approval of the Venturers.

                    8.3.4 Except as expressly provided in this Article 8, any Liquidator which is not a Venturer shall have and may exercise all of the powers conferred upon a Venturer under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, including Approval of the Venturers to the extent required), to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during the liquidation period.

                    8.3.5 If (i) the Venture is dissolved for any reason and is not reconstituted and continued pursuant to Section 8.4.1, (ii) both Venturers have become Bankrupt or been dissolved, and (iii) within ninety (90) days following the date of dissolution a Liquidator or successor Liquidator has not been appointed by remaining Venturers pursuant to Section 8.3.1, any interested party shall have the right to seek judicial supervision of the winding up of the Venture pursuant to the Act.

                    8.3.6 After making payment or provision for payment of all debts and liabilities of the Venture and all expenses of liquidation, the Liquidator may establish, for a period Approved by the Venturers not to exceed eighteen (18) months after the date the liquidation is complete, such cash reserves as the Liquidator may reasonably deem necessary for any contingent or unforeseen liabilities or obligations of the Venture.

          8.4  RECONSTITUTION AFTER BANKRUPTCY OR DISSOLUTION OF VENTURERS.

                    8.4.1 Upon the Bankruptcy or dissolution (without reconstitution within sixty (60) days thereafter) of either Venturer, the Venture shall be dissolved and liquidated unless within ninety (90) days subsequent to such event, the remaining Venturer elects, by giving notice to all Venturers, to reconstitute the Venture and to continue the business of the Venture. If such election is made, then (i) the Venture shall not be dissolved and liquidated; (ii) the Venture and the business of the Venture may be continued, under and pursuant to the provisions of this Agreement; (iii) the Bankrupt or dissolved Venturer's interest in the Venture may be purchased as set forth in Section 7.9, and upon such Bankruptcy or dissolution, the other rights against a Terminated Venturer under Section 7.9 shall also apply to the extent applicable; and (iv) the Certificate shall be amended to reflect such continuation, if so required.

          8.5 DISTRIBUTION UPON DISSOLUTION AND CAPITAL ACCOUNT ADJUSTMENTS. Upon dissolution of the Venture without reconstitution as permitted by this
Article 8, the Venture's assets shall be sold or otherwise disposed of to third parties as directed by the Liquidator upon the reasonable Approval of the Venturers, and, after paying or providing for liabilities owing to creditors (including Venturers) and the establishment of such reserves as the Liquidator reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Venture for a period Approved by the Venturers of up to eighteen (18)


                                      [40]
months after the liquidation has been completed, the remaining liquidation proceeds (and the reserves, after the expiration of a period of time deemed reasonable by the Liquidator for a period of up to eighteen (18) months after the liquidation has been completed) shall be distributed pursuant to Section 4.2.

     8.6 COMPLIANCE WITH TIMING REQUIREMENTS OF TREASURY REGULATIONS. Notwithstanding anything in this Article 8 to the contrary, in the event the Venture is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made to the Venturers who have positive Capital Account balances pursuant to Section 4.2 in a manner that complies with Regulations Section 1.704-1(b)(2)(ii)(b)(2). However, a liquidation occurring as a result of a Tax Termination shall not require an actual distribution of Venture assets, but shall instead be treated as a constructive liquidation and reformation in the manner in Regulations Section 1.708-1(b)(1)(iv), or otherwise required by successor Regulations, if any.


                                   ARTICLE 9

                                 MISCELLANEOUS


     9.1 OTHER INTERESTS. Except as provided in the AGHC Prospectus, no Venturer and no Affiliate of a Venturer shall have any right, by virtue of this Agreement or otherwise, to share or participate in or to Approve any other investments or activities of any other Venturer or the income or proceeds derived therefrom, no Venturer and no Affiliate of any Venturer shall be obligated to offer or to bring to the attention of the Venture or the Venturers any property or other business investment or opportunity, whether or not within the scope of the Venture's purposes, and any Venturer and any Affiliate of any Venturer may at any time during the term of the Venture own, invest in, develop or manage, directly or indirectly, any property or other business investment or opportunity, whether or not competitive with the Venture or its assets or otherwise within the scope of the Venture purposes. Each of the Venturers acknowledges and agrees that, except as provided in the AGHC Prospectus, each Venturer and its Affiliates may have engaged or invested in, may now be engaged and investing in and may in the future be offered, consider, engage and/or invest in other business or real property ventures of every kind and nature, including the ownership, acquisition, financing, leasing, operating, management, syndication, brokerage and development of hotels, motels and/or other real property and other investments and opportunities to make or purchase loans which may be competitive with the Investment and/or other assets of the Venture and, except as provided in the AGHC Prospectus, none of the Venturers or their Affiliates shall have any obligation or responsibility to disclose, account for or offer any of such real properties, investments or opportunities to the Venture or any Venturer or their Affiliates, and the Venture, the Venturers and their Affiliates shall have no rights or interest therein.

     9.2 DAMAGES; CERTAIN CURE RIGHTS; OFFSET. Each Venturer shall be liable (and each Venture employee shall be required to agree to be liable) to the Venture and the other Venturers for any actual (but not consequential or incidental) damages arising from




                                      [41]
any breach hereof (or, in the case of an employee, acting outside the scope of the employee's authority granted by the Venturers or breaching any employment agreement with the Venture). Upon any alleged breach or default of this Agreement by any Venturer, it shall be a condition to any action against such Venturer that such Venturer have received notice of such alleged breach or default (which may be any notice otherwise required by this Agreement) and that such Venturer shall have failed to cure or commence to cure such alleged breach or default within thirty (30) days following such notice and failed, at all times thereafter, to use diligent efforts to pursue such cure to completions, but in no event beyond ninety (90) days. Notwithstanding anything in this Agreement to the contrary, (a) there shall be no cure period for a Major Default, and (b) the only cure period for failure timely to make a Capital Contribution under Article 2 is set forth in Sections 2.2.1 and 2.2.2. Notwithstanding anything in this Agreement to the contrary, all amounts payable to a Venturer under this Agreement shall be subject to offset for amounts owed to the Venture or the other Venturer under this Agreement and shall be withheld and either retained by the Venture or reallocated to the other Venturer in a reasonable manner, as the case may be.

          9.3 NO AGENCY. Except as provided herein, nothing herein contained shall be construed to constitute any Venturer hereof the agent of any other Venturer hereof or to limit in any manner the carrying on of each Venturer's respective businesses or activities.

          9.4 GOVERNING LAW. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the provisions of the laws of the State of Ohio as applicable to a joint venture formed under the Act. Each of the parties hereto hereby waives any and all rights to a trial by jury with respect to any dispute among the Venturers or their Affiliates or among a Venturer (or its Affiliates) and the Venture concerning this Agreement, the Venture or its assets. In any dispute among the Venturers concerning the Venture or this Agreement, the prevailing Venturer(s) shall be entitled to recover its reasonable attorneys' fees and costs
(including litigation and collection costs) from the non-prevailing Venturer(s).

          9.5 NOTICES. Any notices or solicitations of Approval required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been given when (i) personally delivered with signed delivery receipt obtained, (ii) when transmitted by facsimile machine, if followed by a mailing thereof pursuant to this Section 9.5 before the end of the first business day thereafter, with printed confirmation of successful transmission to the facsimile number set forth in the appropriate address listed below being obtained by the sender from the sender's facsimile machine, or (iii) when deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:


                                      [42]

                         IF TO AGHOP, to it in care of:

                               American General Hospitality Corporation
                               3860 West Northwest Highway
                               Suite 300
                               Dallas, Texas 75220
                               Phone: (214) 352-3330
                               Fax: (214) 351-0568


                         with a copy to:

                               Battle Fowler LLP
                               75 East 55th Street
                               New York, New York 10022
                               Phone: (212) 856-7000
                               Fax: (212) 856-7815
                               Attention:  Leslie H. Loffman, Esq. and
                                           Sanford C. Presant, Esq.



                         IF TO AGHLLC, to it in care of:

                               American General Hospitality Corporation
                               3860 West Northwest Highway
                               Suite 300
                               Dallas, Texas 75220
                               Phone: (214) 352-3330
                               Fax: (214) 351-0568


                         with a copy to:

                               Battle Fowler LLP
                               75 East 55th Street
                               New York, New York 10022
                               Phone: (212) 856-7000
                               Fax: (212) 856-7815
                               Attention:  Leslie H. Loffman, Esq. and
                                           Sanford C. Presant, Esq.


                                      [43]

The time to respond to any notice shall commence to run on the date of delivery at the appropriate addresses (or attempted delivery if delivery is refused during normal business hours). A Venturer may change the address to which notices shall be sent to it, or any of its Authorized Representatives, by written notice to all Venturers (said change of address or of Authorized Representatives to be effective upon receipt by all Venturers).

     9.6 PRONOUNS AND PLURALS. References herein to the singular shall include the plural and to the plural shall include the singular, and references to the masculine gender shall include the feminine and neuter genders (and vice versa), except where the same shall not be appropriate.

     9.7 WAIVER. No consent or waiver, express or implied, by any Venturer to or of any breach or default by any other Venturer in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by the other in the performance by such other party of the same or any other obligations of such Venturer hereunder. Failure on the part of any Venturer to object to or complain of any act or failure to act of any other Venturer or to declare any other Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver by such Venturer of its rights hereunder.

     9.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     9.9 TITLES AND CAPTIONS. All Article or Section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the content of this Agreement.

     9.10 AGREEMENT IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and the Agreement may be executed by the affixing of the signatures of each of the Venturers to one of such counterpart signature pages; all of such signature pages shall be read as though one, and shall have the same force and effect as though all of the signers had signed a single signature page.

     9.11 BINDING AGREEMENT. Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Venturers and their respective successors and assigns. Whenever in this instrument a reference to any party or Venturer is made, such reference shall be deemed to include a reference to the successors and assigns of such party or Venturer.

     9.12 FURTHER ASSURANCES. The Venturers shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to

                                      [44]
carry out the intent and purposes of this Agreement promptly upon request from either Venturer.

     9.13 WAIVER OF PARTITION. Unless otherwise specifically provided in this Agreement (including Article 8), no Venturer shall, and each Venturer hereby irrevocably waives the right to, either directly or indirectly, take any action to require partition or appraisement of the Venture, the Investment, or any part thereof, and, notwithstanding any provision of applicable law to the contrary (including Chapter 1777 of the Ohio Revised Code), each Venturer hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its interest in the Venture or with respect to the assets of the Venture, or any part thereof.

     9.14 ENTIRE AGREEMENT. This Agreement contains the final and entire agreement among the parties hereto with respect to the subject matter hereof, and they shall not be bound by any terms, conditions, statements or representations, oral or written, not contained herein.

     9.15 AMENDMENTS.  Except as expressly provided in this Agreement (including
Section 3.6 and Section 5.1.6.1), this Agreement may be modified or amended only upon the Approval of the Venturers.

     9.16 NO DRAFTING PRESUMPTION. In interpreting the provisions of this Agreement, no presumption shall apply against any Venturer that otherwise would operate against such Venturer by reason of such document having been drafted by such Venturer or at the direction of such Venturer or an Affiliate of such Venturer.

     9.17 NO THIRD PARTY BENEFICIARIES. Except for the representations concerning conflict waivers pertaining to BFLLP in Section 7.8.5 (which shall inure to the benefit of BFLLP), the provisions of this Agreement are not intended to be for the benefit of any creditor or other Person (other than the Venturers in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Venture or the Venturers, and no such creditor or other Person shall obtain any rights under any such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation with respect to Capital Contributors, against the Venture or the Venturers. In addition, no deficit balance in any Venturer's Capital Account or in the capital account of any partner or member of a Venturer shall be an asset of the Venture, and no Venturer shall be obligated to restore any such deficit balance.


                        [SIGNATURES BEGIN ON NEXT PAGE]


                                      [45]

     IN WITNESS WHEREOF, this Agreement is executed, and is effective for all purposes, as of the date first set forth above.

                                   Joint Venture
                                   General Partners:

                                   AGH UPREIT LLC, a Delaware limited liability company, a joint venture general partner

                                   BY: American General Hospitality Corporation,
                                       its member

                                       By: /s/ Bruce G. Wiles
                                       -------------------------------------
                                           Name: Bruce G. Wiles
                                           Title: Executive Vice President

                                   BY: American General Hospitality Operating
                                       Partnership, L.P.,
                                       Delaware limited partnership, its member

                                       By: AGH GP, Inc., a Nevada
                                           corporation, its general partner


                                       By: /s/ Bruce G. Wiles
                                       -------------------------------------
                                           Name: Bruce G. Wiles
                                           Title: Executive Vice President

                                       AMERICAN GENERAL HOSPITALITY OPERATING
                                       PARTNERSHIP, L.P., a
                                       Delaware limited partnership,
                                       a joint venture general partner

                                       By: AGH GP, Inc., a Nevada
                                           corporation, its general partner

                                       By: /s/ Steven D. Jorns
                                       -------------------------------------
                                           Name: Steven D. Jorns
                                           Title: Chairman of the Board,
                                                  Chief Executive Officer and
                                                  President

                                   EXHIBIT A

                         DESCRIPTION OF THE INVESTMENT

     The Hilton-Hotel Toledo located at 3100 Glendale Avenue, Toledo, Ohio 43614-2500 and all of the real and personal property, including the furniture and fixtures and equipment located therein and thereon and the real estate on which it is situated.














                                      [47]